Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

by and among

NEW FRONTIER CORPORATION,

NF UNICORN ACQUISITION L.P.,

HEALTHY HARMONY HOLDINGS, L.P.,

HEALTHY HARMONY GP, INC.

and

THE SELLERS NAMED HEREIN

Dated as of July 30, 2019

i

ii

SCHEDULES AND EXHIBITS

Schedule 1	Sellers
Schedule 2	Seller Bank Accounts

Exhibit A	List of IFC Loans
Exhibit B-1	Form of Instrument of Transfer for GP Shares
Exhibit B-2	Form of Instrument of Transfer for LP Interests
Exhibit C	Form of Resignation Letter

iii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of July 30, 2019 (as may be amended, supplemented, modified and varied from time to time in accordance with the terms herein, this “Agreement”), is made and entered into by and among:

(a)          NEW FRONTIER CORPORATION, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“NFC”);

(b)          NF UNICORN ACQUISITION L.P., an exempted limited partnership established under the laws of the Cayman Islands (“Buyer” and, together with NFC, the “Buyer Parties”), all of whose issued and outstanding general and limited partnership interests are held, directly or indirectly, by NFC;

(c)          HEALTHY HARMONY HOLDINGS, L.P., an exempted limited partnership established under the laws of the Cayman Islands (“Partnership”);

(d)          HEALTHY HARMONY GP, INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands and the sole general partner of Partnership (“General Partner”); and

(e)          each of the Persons set forth in Schedule 1 hereto (each, a “Seller” and collectively, the “Sellers”).

The Buyer Parties, Partnership, General Partner and the Sellers are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, (a) the Sellers collectively own all of the issued and outstanding Equity Securities (as defined below) in the share capital of in General Partner and substantially all of the Equity Securities in Partnership, and (b) General Partner is the sole general partner of Partnership;

WHEREAS, NFC desires to acquire, directly or indirectly, all of the issued and outstanding Equity Securities in the share capital of General Partner and all of the issued and outstanding Equity Securities in Partnership held by the Sellers through a series of transactions as set forth herein and on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of NFC (the “NFC Board”) has unanimously (a) determined that it is advisable for NFC to enter into this Agreement and the Ancillary Agreements (as defined below) to which NFC is a party, (b) approved the execution and delivery of this Agreement and the relevant Ancillary Agreements, NFC’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the relevant Ancillary Agreements (as defined below) and the transactions contemplated hereby and thereby by the shareholders of NFC;

WHEREAS, the board of directors of the general partner of Buyer has unanimously approved this Agreement and the Ancillary Agreements to which it is a party and declared it advisable for Buyer to enter into this Agreement and the relevant Ancillary Agreements and to perform its obligations hereunder and thereunder;

WHEREAS, the board of directors of General Partner has duly approved this Agreement and the Ancillary Agreements to which General Partner and Partnership, as applicable, is a party, and declared it advisable for General Partner and Partnership, respectively, to enter into this Agreement and the relevant Ancillary Agreements and to perform their respective obligations hereunder and thereunder;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to General Partner’s, Partnership’s and the Sellers’ willingness to enter into this Agreement, (a) certain shareholders of NFC have delivered to General Partner certain support agreements, dated on or about the date hereof, duly executed by such shareholders (the “Support Agreements”), in favor of the approval of the Transaction Proposals (as defined below); and (b) certain investors have delivered to NFC certain duly executed subscription agreements, dated on or about the date hereof (the “Subscription Agreements”), with commitments to invest certain amount in NFC subject to the terms and conditions contemplated under the Subscription Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer Parties’ willingness to enter into this Agreement, the Fosun Seller has delivered to the Buyer Parties a voting undertaking duly executed by Shanghai Fosun High Technology (Group) Co., Ltd., in which Shanghai Fosun High Technology (Group) Co., Ltd. has undertaken to vote in favor of the transactions contemplated herein at the shareholders meeting of Fosun Pharma (as defined below) to be held in connection therewith;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer Parties’ and the Fosun Seller’s (as defined below) willingness to enter into this Agreement, NFC and the Fosun Seller are entering into that Fosun Rollover Agreement, dated on or about the date hereof (as may be amended, supplemented, modified and varied from time to time in accordance with the terms therein, and including the form of Director Nomination Agreement attached thereto (to be entered into at the Closing), the “Fosun Rollover Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer Parties’ and the Founder Parties’ (as defined below) willingness to enter into this Agreement, NFC and the Founder Parties are entering into that Founder Reinvestment Agreement, dated on or about the date hereof (as may be amended, supplemented, modified and varied from time to time in accordance with the terms therein, the “Founder Reinvestment Agreement”); and

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in accordance with the terms hereof, NFC shall provide the holders of NFC Public Shares (as defined below) sold as part of the units in NFC’s initial public offering (the “NFC IPO”) the opportunity to elect to have such NFC Public Shares redeemed for the consideration provided in, and on the terms and subject to the conditions and limitations set forth in, the Organizational Documents (as defined below) of NFC in conjunction with obtaining NFC Shareholder Approval (as defined below) for the transactions contemplated hereby and by the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows:

5

Article I
DEFINITIONS

Section 1.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means (a) with respect to any Person that is an individual, any of his or her Immediate Family Members and (b) with respect to any Person that is not an individual, any other Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Ancillary Agreements” means the Support Agreements, the Subscription Agreements, any other Permitted Equity Financing Agreements, the Debt Commitment Letters, the Reinvestment Agreements and the other documents delivered or entered into pursuant to or in connection with this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Accounting Standards” means (a) with respect to the Buyer Parties, generally accepted accounting principles in the United States; and (b) with respect to the Group Companies, the International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Available Cash” as of the Closing, shall equal (a) the amount of the funds contained in the Trust Account as of immediately prior to the Closing and after giving effect to the completion of the NFC Shareholder Redemption and the payment of any Deferred Underwriting Fees to the extent being paid from the Trust Account, plus (b) the amount of Available Debt Financing Proceeds, plus (c) the amount of proceeds from any Permitted Equity Financing.

“Available Debt Financing Proceeds” as of the Closing, shall equal the net cash proceeds from (a) the Debt Financing and, (b) to the extent there is any, the debt financing which any Buyer Party obtains as permitted under Section 7.18(b).

“Balance Sheet Date” means December 31, 2018.

“Benefit Plan” means (a) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA and whether or not maintained in the United States or another jurisdiction and (b) any other employee benefit plan, policy, program, agreement, Contract or arrangement, including any retirement or supplemental retirement, pension, profit sharing, deferred or incentive compensation, bonus, stock purchase, stock option, restricted stock, restricted stock unit, share appreciation right, phantom equity, equity or equity-based, employment, consulting, cafeteria, dependent care, medical care, employee assistance, disability, education or tuition, insurance, change-in-control, severance, termination, separation, retention, stay-on, vacation, paid time off, welfare benefit, post-termination or retiree welfare, fringe benefit, or other benefit or compensation plan, policy, Contract, agreement, program, or arrangement, in each case, (i) which is maintained or sponsored by Partnership or any Group Company on behalf of current or former employees, directors or consultants of any Group Company (or beneficiary or dependent thereof), (ii) with respect to which any Group Company is obligated to make any contributions, or (iii) pursuant to which Partnership or any Group Company has any liability, direct or indirect, contingent or otherwise.

6

“Books and Records” means all books, ledgers, files, reports, documents, plans and operating records of, or maintained by, or relating to, the Group Companies and all other data in the possession or control of the Group Companies and, in each case, primarily relating to, or otherwise reasonably required for, the operation of the business of the Group Companies.

“Business Combination” has the meaning given to such term in the Amended and Restated Articles of Association of NFC in effect as of the date hereof.

“Business Day” means any day except Saturday, Sunday or any days on which banks are authorized or required by Law to close in New York City, the Cayman Islands, Hong Kong or the PRC.

“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the assets and liabilities (taken as a whole), business, financial condition or results of operations of the Buyer Parties, taken as a whole, or (b) would or would reasonably be expected to prevent or delay in any material respect the Buyer Parties from consummating any of the transactions contemplated by this Agreement and the Ancillary Agreements to which any Buyer Party is a party; provided, however, that solely with respect to clause (a) above, none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a Buyer Material Adverse Effect: (i) any Effect after the date of this Agreement to the extent arising out of or relating to (x) (A) economic, credit, financial or securities market conditions in the PRC or the United States, including changes in prevailing interest rates or currency rates, or (B) legal, tax, regulatory, political or business conditions in PRC or the United States or worldwide capital markets, or (y) acts of terrorism or sabotage, the outbreak, escalation or worsening of hostilities (whether or not pursuant to the declaration of a national emergency or war by a Governmental Entity), man-made disasters, natural disasters (including hurricanes, typhoons, cyclones, tornados, volcano eruptions, tsunamis, pandemics, earthquakes, floods and mudslides), civil strife or acts of god, (ii) any Effect after the date of this Agreement to the extent arising out of or relating to factors, conditions, trends or other circumstances generally affecting the industries in which the Buyer Parties operate, (iii) any Effect to the extent arising out of or resulting from the execution and delivery of this Agreement or the announcement, pendency or consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements (including the identity of, or any facts or circumstances relating to, Partnership, the Sellers, the Group Companies or any of their respective Affiliates or any communication by Partnership, the Sellers, the Group Companies or any of their respective Affiliates regarding their plans or intentions with respect to the conduct of the business or assets of the Group Companies), (iv) any Effect after the date of this Agreement to the extent arising out of or relating to any change in Law (including Laws relating to the provision of healthcare services or the operation of hospitals or clinics), the Applicable Accounting Standards, regulatory accounting requirements or interpretations thereof that apply to any Buyer Party (including the proposal or adoption of any new law, statute, code, ordinance, rule or regulation, or any change in the interpretation or enforcement of any existing law, statute, code, ordinance, rule or regulation), (v) in and of itself, any failure by the Buyer Parties to meet any internal or published estimates, expectations, projections, forecasts, guidance or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (it being understood that any underlying facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been a Buyer Material Adverse Effect (taking into account the other exceptions set forth in this definition)), (vi) any Effect to the extent arising out of or resulting from any action(s) taken, or failure(s) to take action, by Partnership, any Seller or any Group Company in breach of this Agreement, (vii) any Effect to the extent arising out of or resulting from any action(s) taken by any Buyer Party that is expressly required to be taken by it pursuant to this Agreement, or failure(s) to take any action by any Buyer Party that is expressly prohibited by this Agreement, and (viii) any Effect after the date of this Agreement to the extent arising out of or resulting from any action(s) taken at the written request of Partnership, any Seller or any Group Company by any Buyer Party; provided, that any Effect referred to in the foregoing clauses (i), (ii) and (iv) shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Buyer Material Adverse Effect to the extent such Effect has a disproportionate effect on the Buyer Parties, taken as a whole, as compared to other companies operating in the industries and geographies in which the Buyer Parties operate.

7

“Buyer Transaction Expenses” means the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and/or payable by the Buyer Parties in connection with the transactions contemplated by this Agreement (including Deferred Underwriting Fees to the extent not paid from the Trust Account and all costs, fees and expenses related to the Permitted Equity Financing and the Debt Financing (or any Alternative Financing)).

“Chindex Delaware” means Chindex International, Inc., a Delaware corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.

“Compliant” means, with respect to any Required Financial Information, that (a) the auditors of the Group Companies have not withdrawn, or advised the Group Companies in writing that they intend to withdraw, any audit opinion on any of the audited financial statements contained in the Required Financial Information, or (b) the Group Companies or their auditors have not determined that they need to undertake a restatement of any financial statements included in the Required Financial Information (it being understood the Required Financial Information will be Compliant in respect of this clause (b) after such restatement is completed or the Group Companies have concluded in good faith and in their reasonable business judgment that no such restatement is required in accordance with the Applicable Accounting Standards).

“Contract” means any oral or written contract, agreement, lease, instrument or other legally binding contractual commitment.

“Control” (including the terms “Controlled by” and “under common Control with”) with respect to any Person means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the management, policies or affairs of such Person, whether through ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including through (a) beneficially owning, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests; (b) holding the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through contractual arrangements; or (c) having a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under the Applicable Accounting Standard.

8

“Deferred Underwriting Fees” means the amount of deferred underwriting fees or commissions in connection with the NFC IPO payable to NFC’s underwriters upon consummation of a Business Combination.

“Due Diligence Materials” means, collectively, (i) all of the documents specified in Section 1.1 of the Partnership Disclosure Schedule, and (ii) all the information and documents contained in the CD-ROM or USB disk delivered by General Partner to the Buyer Parties concurrently with the execution and delivery of this Agreement.

“Effect” means any effect, event, development, fact, circumstance, occurrence or change.

“Environmental Laws” means any and all applicable Laws relating to (a) environmental matters, (b) the generation, use, storage, transportation or disposal of Hazardous Materials or (c) occupational safety and health, industrial hygiene, handling and disposal of medical waste or the protection of human health or safety, in any manner applicable to any Group Company as related to exposure to Hazardous Materials.

“Equity Securities” means, with respect to any Person, any shares, partnership interests, membership interests or other equity securities, or any options, warrants or other rights convertible, exercisable or exchangeable for any shares, partnership interests, membership interests or other equity securities, of such Person.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, at a relevant time, would be considered to be a single employer with any Group Company within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Source Sections” means each of Section 10.6, Section 10.12 and Section 10.13.

“Financing Sources” means any lender, agent, underwriter, arranger or investor that commits to provide, or otherwise enters into written agreements with any Buyer Party in connection with, the Debt Financing (or any Alternative Financing), including the Debt Commitment Letters, the commitment letter relating to any Alternative Financing, any written joinders to such letter or any definitive documentation relating thereto, together with such Person’s successors, assigns, affiliates, officers, directors, employees, professional advisors and representatives and their respective successors, assigns, affiliates, officers, directors, employees and representatives.

9

“Fosun Government Filing” means the filing to be made by Fosun Pharma or its applicable Subsidiary with the Shanghai Municipal Commission of Commerce in connection with the transactions contemplated hereby and by the applicable Ancillary Agreements.

“Fosun Pharma” means Shanghai Fosun Pharmaceutical (Group) Co., Ltd., a company incorporated in the PRC.

“Fosun Expense Reimbursement Amount” means an amount equal to US$5,000,000.

“Fosun Shareholder Approval” means the approval of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Fosun Seller is a party by holders of a majority (or, if required by Article 109-(5) of the Articles of Association of Fosun Pharma, more than two-thirds) in voting power of the shares present and voting at a duly called shareholders meeting of Fosun Pharma in accordance with the Organizational Documents of Fosun Pharma and the rules and regulations of the applicable stock exchanges.

“Fosun Seller” means Fosun Industrial Co., Limited.

“Founder Parties” means Founder Seller, the Benjamin Lipson Plafker Trust, the Daniel Lipson Plafker Trust, the Jonathan Lipson Plafker Trust and the Ariel Benjamin Lee Trust.

“Founder Seller” means Roberta Lipson.

“General Partner Shareholders Agreement” means the Amended and Restated Shareholders Agreement, dated as of September 30, 2014, by and among General Partner, Partnership, the Sponsor and the other shareholders of General Partner, including all schedules, exhibits, annexes and appendices thereto.

“Government Official” shall mean any (a) employee or official of, or any other person working in an official capacity for, a national or local government, instrumentality of government (e.g., state-owned or state-controlled enterprise, government agency or government advisor) or public international organization (e.g., the World Bank); (b) political party or party official; (c) candidate for political office; or (d) Immediate Family Members of any such person.

“Governmental Entity” means any foreign, federal, state, provincial, county or local court, administrative or regulatory agency or commission or any other governmental authority or instrumentality.

“Group Companies” means, collectively, General Partner, Partnership and their respective direct or indirect Subsidiaries from time to time, and each is referred herein individually as a “Group Company”.

“Hazardous Materials” means (a) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or is reasonably likely to become friable, urea formaldehyde foam insulation, or polychlorinated biphenyls (PCBs); or (b) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under any Laws.

10

“Immediate Family Members” with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Indirect Transfer Guidance” means the State Administration of Taxation Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non Resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告) (Announcement [2015] No. 7), and any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

“Intellectual Property” means all trade secrets, know-how and inventions and all patents and patent applications with respect thereto, all trademarks and service marks and all registrations and applications for registration thereof, all copyrights and registrations and applications for registration thereof, and all internet domain name registrations.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Knowledge of General Partner” means, as to a particular matter qualified by the Knowledge of General Partner in this Agreement, the actual knowledge of the following individuals without any investigation: Roberta Lipson, Xue Wen and Jeff Staples.

“Knowledge of the Buyer Parties” means, as to a particular matter qualified by the Knowledge of the Buyer Parties in this Agreement, the actual knowledge of the following individuals without any investigation: Antony Leung, Carl Wu, Harry Chang and David Zeng.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Governmental Entity or jurisdiction.

“Leakage” with respect to any Seller means, without duplication:

(a)          any dividend or distribution declared, paid or made, or any repurchase, redemption, repayment or return of share or loan capital (or any other relevant securities) by any Group Company, in any case to or for the benefit of any Restricted Person of such Seller;

(b)          any payments made or agreed to be made (including any management, monitoring or other shareholders’ or directors’ fees or bonuses or payments of a similar nature) by any Group Company to or for the benefit of any Restricted Person of such Seller;

(c)          any amount owed to any Group Company by any Restricted Person of such Seller, which amount is waived or forgiven;

(d)          any asset, right or other benefit which is transferred by any Group Company to any Restricted Person of such Seller (including, for the avoidance of doubt, any Liens created over any of the assets of any Group Company in favor of or for the benefit of any such Restricted Person) to the extent that such transfer is at a price lower than fair market value in any material respect or otherwise on terms and conditions that are not arm’s-length;

11

(e)          any liability which is assumed or incurred (or any guarantee or indemnity given in respect thereof) by any Group Company for the benefit of any Restricted Person of such Seller;

(f)          such Seller’s pro rata portion (as calculated pursuant to Section 2.6(d)) of (i) 100% of the aggregate amount of director fees for the directors of any Group Company as set out in Section 1.2(f)(i) of the Partnership Disclosure Schedule, (ii) 100% of the aggregate amount of transaction bonus for management employees of any Group Company as set out in Section 1.2(f)(ii) of the Partnership Disclosure Schedule, and (iii) the Closing Partnership Expenses Leakage, if any; and

(g)         any Contract made or entered into by any Group Company to do or give effect to any matter set forth in clauses (a) to (e) above,

but in each case excluding any Permitted Leakage.

“Liens” means any lien, pledge, mortgage, deed of trust, encumbrance, claim, security interest, transfer restriction and, with respect to securities, in addition to the foregoing, rights of first offer or refusal, limitation on voting rights or similar restrictions.

“Locked-Box Date” means December 31, 2018.

“Locked-Box Period” means the period of time from (and excluding) the Locked-Box Date to (and including) the Closing Date.

“Management Agreements” means (i) the Transaction and Monitoring Fee Agreement dated September 30, 2014, by and among Partnership, Chindex Delaware, Healthy Harmony Acquisition, Inc. and Fosun Seller, and (ii) the Transaction and Monitoring Fee Agreement dated September 30, 2014, by and among Partnership, Chindex Delaware, Healthy Harmony Acquisition, Inc. and the Sponsor, in each case, as may be amended, restated, supplemented or varied through the date hereof.

“Management Reinvestment Agreements” means the Management Reinvestment Agreements (or equivalent documentation providing for the Management Sellers’ reinvestment of the proceeds that they may receive in connection with the transactions contemplated herein in NFC) that may be entered into between NFC and the Management Sellers after the date hereof, as may be amended, supplemented, modified and varied from time to time in accordance with the terms therein.

“Management Sellers” means the members of management of the Group Companies (other than the Founder Seller) who hold Equity Securities in Partnership and are parties to the Management Shareholders Agreement.

“Management Shareholders Agreement” means the Management Shareholders Agreement, dated as of September 29, 2014, by and among General Partner, Partnership and certain holders of LP Interests, including all schedules, exhibits, annexes and appendices thereto.

“Monitoring Fees” means the fees and expenses due and payable by any Group Company under the terms of the Management Agreements after the Locked-Box Date and through the Closing, up to an aggregate amount of US$500,000.

12

“Necessary Cash” means the sum of (a) US$1,300,000,000, (b) the Fosun Expense Reimbursement Amount and (c) the Transaction Expense Reimbursement Amount, less the sum of (x) the aggregate amount of Leakage, if any, as notified prior to the Closing in accordance with Section 7.27(b), (y) the aggregate amount of proceeds agreed to be re-invested in NFC under the Reinvestment Agreements, and (z) (i) the aggregate number of NFC Shares underlying the NFC Options and NFC RSUs to be issued pursuant to Section 2.7, multiplied by the NFC Share Reference Price minus (ii) the aggregate exercise price of the NFC Options to be issued pursuant to Section 2.7.

“NFC Class A Shares” means the Class A ordinary shares of par value US$0.0001 each in the share capital of NFC.

“NFC Class B Shares” means the Class B ordinary shares of par value US$0.0001 each in the share capital of NFC.

“NFC Ordinary Shares” means, following the Closing, the ordinary shares of par value US$0.0001 each in the share capital of NFC.

“NFC Preferred Shares” means the preference shares of par value $0.0001 each in the share capital of NFC.

“NFC Public Share” means a NFC Class A Share issued as part of the units issued in the NFC IPO.

“NFC Reports” means each form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC on a voluntary basis or otherwise since June 4, 2018 by NFC pursuant to the Securities Act or the Exchange Act, including any amendments thereto.

“NFC Share Reference Price” means US$10.00 per share, as such amount may be adjusted appropriately for share subdivisions, share combinations, share dividends and similar events.

“NFC Shareholder Approval” means the requisite approval of the NFC Shareholders of the Transaction Proposals in accordance with the Organizational Documents of NFC and the rules and regulations of NYSE, as applicable.

“NFC Shareholder Redemption” means the election of a holder of NFC Public Shares to redeem all or a portion of such holder’s NFC Public Shares, at the per share price, payable in cash, equal to such holder’s pro rata share of the aggregate amount then on deposit in the Trust Account (as determined in accordance with the Organizational Documents of NFC and the Trust Agreement) in connection with NFC Shareholder Approval.

“NFC Shareholders” means the holders of NFC Shares.

“NFC Shares” means, prior to the Closing, the NFC Class A Shares, NFC Class B Shares and NFC Preferred Shares, and following the Closing, the NFC Ordinary Shares.

13

“NFC Sponsor” means New Frontier Public Holding Ltd., an exempted company incorporated with limited liability under the Laws of the Cayman Islands.

“NYSE” means the New York Stock Exchange.

“NYSE Listing Approval” means the approval of NYSE for listing the NFC Shares following the Closing.

“Order” means any applicable and legally binding award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Organizational Documents” of a Person means (a) the certificate of incorporation, (b) bylaws, (c) any charter, memorandum and articles of association or similar document adopted or filed in connection with the creation, incorporation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.

“Partnership Agreement” means the Amended and Restated Agreement of Exempted Limited Partnership of Healthy Harmony Holdings, L.P., dated September 29, 2014, by and among the General Partner, the Sponsor, Fosun Seller, Founder Seller and certain other parties thereto.

“Partnership Equity Incentive Plan” means the Management Equity Incentive Plan of Partnership, adopted on September 29, 2014.

“Partnership Expenses” means the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses paid or to be paid by the Group Companies after the Locked-Box Date to Cleary Gottlieb Steen & Hamilton LLP, Fangda Partners, Ernst & Young, PricewaterhouseCoopers, Maples and Calder, RyanSharkey LLP and Merrill Corporation, in each case, properly incurred in their capacity as advisors to the Group Companies and not any Seller or group of Sellers; provided that (i) any fees and expenses covered under the Transaction Expenses Reimbursement Amount shall not be considered Partnership Expenses, and (ii) any fees and expenses covered under Section 2.6(a)(ii) shall not be considered Partnership Expenses.

14

“Partnership Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the assets and liabilities (taken as a whole), business, financial condition or results of operations of the Group Companies, taken as a whole, or (b) would or would reasonably be expected to prevent or delay in any material respect General Partner, Partnership or the Group Companies from consummating any of the transactions contemplated by this Agreement; provided, however, that solely with respect to clause (a) above, none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a Partnership Material Adverse Effect: (i) any Effect after the date of this Agreement to the extent arising out of or relating to (x) (A) economic, credit, financial or securities market conditions in the PRC, including changes in prevailing interest rates or currency rates, or (B) legal, tax, regulatory, political or business conditions in PRC, or (y) acts of terrorism or sabotage, the outbreak, escalation or worsening of hostilities (whether or not pursuant to the declaration of a national emergency or war by a Governmental Entity), man-made disasters, natural disasters (including hurricanes, typhoons, cyclones, tornados, volcano eruptions, tsunamis, pandemics, earthquakes, floods and mudslides), civil strife or acts of god, (ii) any Effect after the date of this Agreement to the extent arising out of or relating to factors, conditions, trends or other circumstances generally affecting the operation of hospitals and clinics in the PRC, (iii) any Effect to the extent arising out of or resulting from the execution and delivery of this Agreement or the announcement, pendency or consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements (including the identity of, or any facts or circumstances relating to, the Buyer Parties or any of their Affiliates or any communication by the Buyer Parties or any of their Affiliates regarding its or their plans or intentions with respect to the conduct of the business or assets of the Group Companies), (iv) any Effect after the date of this Agreement to the extent arising out of or relating to any change in Law (including Laws relating to the provision of healthcare services or the operation of hospitals or clinics), the Applicable Accounting Standards, regulatory accounting requirements or interpretations thereof that apply to any Group Company (including the proposal or adoption of any new law, statute, code, ordinance, rule or regulation, or any change in the interpretation or enforcement of any existing law, statute, code, ordinance, rule or regulation), (v) in and of itself, any failure by the Group Companies to meet any internal or published estimates, expectations, projections, forecasts, guidance or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (it being understood that any underlying facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been a Partnership Material Adverse Effect (taking into account the other exceptions set forth in this definition)), (vi) any Effect to the extent arising out of or resulting from any action(s) taken, or failure(s) to take action, by any Buyer Party in breach of this Agreement, (vii) any Effect to the extent arising out of or resulting from any action(s) taken by any Group Company that is expressly required to be taken by it pursuant to this Agreement, or failure(s) to take any action by any Group Company that is expressly prohibited by this Agreement, and (viii) any Effect after the date of this Agreement to the extent arising out of or resulting from any action(s) taken at the written request of the Buyer Parties by any Group Company; provided, that any Effect referred to in the foregoing clauses (i), (ii) and (iv) shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Partnership Material Adverse Effect to the extent such Effect has a disproportionate effect on the Group Companies, taken as a whole, as compared to other companies in the business of hospital and clinics operations in the PRC.

“Partnership Option” means the option award granted under the Partnership Equity Incentive Plan that entitle the holder thereof to purchase certain LP Interests upon the vesting of such award.

“Partnership RSUs” means the restricted stock units award granted under the Partnership Equity Incentive Plan that entitle the holder thereof to acquire certain LP Interests upon the vesting of such award.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the rules and regulations promulgated thereunder.

“PCAOB” means the Public Company Accounting Oversight Board or its successor organization.

15

“Permits” means all authorizations, licenses, approvals, certificates, franchises, registrations and permits granted by or obtained from any Governmental Entity or pursuant to any Law.

“Permitted Leakage” means, without duplication,

(a)         any payment and/or accrual made in the ordinary course in respect of the salary, bonus, pensions, contributions, life insurance payments, medical insurance, expense reimbursements and vacation days accrued and due to any officer, employee, director or consultant of any Group Company and, where such Person has a Contract of employment, directorship, services or other consultancy with such Group Company, under and in accordance with such Contract;

(b)         any Monitoring Fees;

(c)         any Closing Partnership Permitted Expenses, up to the Closing Partnership Expenses Cap;

(d)         any fees and expenses covered under the Transaction Expenses Reimbursement Amount to the extent Buyer is directed by Sponsor to pay or cause to be paid such amount to any Group Company pursuant to Section 2.6(b);

(e)          any Leakage in relation to, or arising from, any payment made or agreed to be made or liability incurred in respect of any matter undertaken at the specific written request of Buyer after the date hereof;

(f)          any payment to the professional advisors of the Founder Parties, up to the maximum amount and otherwise on the terms and conditions specifically agreed to by NFC in writing; and

(g)         any other payment specifically agreed to by Buyer in writing after the date hereof as Permitted Leakage.

“Permitted Liens” means (a) Liens for Taxes or other charges by Governmental Entities not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with the Applicable Accounting Standards to the extent required, (b) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business, (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (d) purchase money Liens arising in the ordinary course of business, (e) zoning, planning, entitlement and other land use and environmental regulations by Governmental Entities, (f) with respect to real property owned by any Group Company, any matters disclosed in an accurate survey or inspection of the property in question or in the title reports (or other reports with respect to title insurance) delivered or made available to or obtained by Buyer or the Financing Sources prior to the date of this Agreement in the electronic data room prepared by Partnership or otherwise delivered or made available by Partnership to Buyer, and all Liens of record, (g) with respect to leasehold interests, Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without the consent of the lessee, (h) Liens in favor of any Group Company securing intercompany borrowing by any Group Company, (i) non-exclusive licenses of Intellectual Property, (j) Liens securing the IFC Loans, (k) Liens (other than Liens securing indebtedness for borrowed money) that are not, individually or in the aggregate, material in amount or would not, individually or in the aggregate, reasonably be expected to materially impair the value, marketability or utility of or continued use and operation of the assets to which they relate, and (l) such other Liens for amounts not in excess of US$$1,000,000 individually or in the aggregate.

16

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Governmental Entity or other entity.

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan.

“PRC Tax Authority” means the State Taxation Administration and its local branches in the PRC.

“Privatization Date” means September 29, 2014.

“Proceeding” means any action, claim, arbitration, audit, assessment, hearing, investigation, prosecution, litigation, mediation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Proxy Statement” means a proxy statement of NFC for the purpose of soliciting proxies from the NFC Shareholders to vote at the NFC Shareholders Meeting in favor of the Transaction Proposals.

“Purchase Price Per GP Share” and “Purchase Price Per LP Interest” means US$50.4928, which is calculated as below:

= A / (B + C + D),

where,

“A” is (a) US$1,300,000,000, plus (b) US$2,475,802, i.e., the aggregate amount of strike price of the Partnership Options issued in connection with the rollover of equity securities or equity awards in the merger of Healthy Harmony Acquisition, Inc. into Chindex International on September 30, 2014, plus (c) US$31,580,040, i.e., the aggregate amount of strike price of the Partnership Options granted under the Partnership Equity Incentive Plan on or prior to the date hereof;

“B” is 10, i.e., the total number of issued and outstanding GP Shares as of the date hereof;

“C” is the total number of issued and outstanding LP Interests as of the date hereof; and

“D” is the total number of LP Interests underlying issued and outstanding equity awards for LP Interests as of the date hereof.

“Qualified Auditors” means independent public accountants that are registered with the PCAOB.

17

“Qualified Tax Advisor” means one of the “big 4” accounting firms, namely Deloitte Touche Tohmatsu, Ernst & Young, KPMG and PricewaterhouseCoopers and/or their respective PRC domestic Affiliates, or such other professional tax advisor as may be approved in writing by Buyer.

“Real Property Lease” means any agreement under which any Group Company is the landlord, sub-landlord, tenant, subtenant or occupant.

“Redemption Amount” means the aggregate amount paid to holders of NFC Public Shares in connection with the NFC Shareholder Redemption.

“Reference Exchange Rate” as of a specified date means the USD:CNY Central Parity Rate last published by People’s Bank of China and its subsidiary China Foreign Exchange Trade System & National Interbank Funding Center (or any other successor thereof) as of such date.

“Reinvestment Agreements” means, collectively, the Fosun Rollover Agreement, the Founder Reinvestment Agreement and the Management Reinvestment Agreements.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials into the environment.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Required Financial Information” means (a) any financial and other pertinent financial or other information (other than any Financial Statements) regarding the Group Companies reasonably available to General Partner as may be reasonably requested by the Buyer Parties; and (b) the Financial Statements.

“Restricted Person” of a Seller means any of (a) such Seller, (b) the Affiliates of such Seller (excluding any Group Company), (c) the former or current directors of the Group Companies appointed by such Seller, and (d) the officers, employees, directors, consultants, advisors or other representatives (in each case, acting in their respective capacities as such) of any of the foregoing (a) and (b) and the consultants, advisors or other representatives (in each case, acting in their respective capacities as such) of any of the foregoing (c).

“RMB” means Renminbi, the lawful currency of the PRC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders Agreements” means the General Partner Shareholders Agreement and the Management Shareholders Agreement.

“Sponsor” means TPG Healthy, L.P., a Cayman Islands exempted limited partnership.

“Subsidiary” of a Person means each other Person Controlled by such Person.

18

“Tax” or “Taxes” means (a) in the PRC: (i) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, or any other taxes, customs, duties, charges, fees, levies, or other assessments of any kind whatsoever imposed by a Governmental Entity, and (ii) all interest, penalties (administrative, civil or criminal), fines, related liabilities or additional amounts imposed in connection with any item described in clause (i) above, (b) in the U.S.: (i) any income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, social security (or similar), excise, escheat, lost or unclaimed property, severance, stamp, occupation, premium, personal property, real property, environmental or windfall profit, capital stock, customs or other tax, duty, contribution, retribution, governmental fee or other like assessment or charge of any kind whatsoever imposed by a Governmental Entity, together with any interest, penalty, addition to tax or additional amount imposed with respect to such amounts, and (c) in any jurisdiction other than the PRC and the U.S.: all similar liabilities as those described in clause (a) and (b) above.

“Tax Authority” means any Governmental Entity competent to impose, assess or enforce any liability to Tax, wherever situated.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes together with any attachments and all amendments thereto.

“Transaction Expenses Reimbursement Amount” means an amount equal to US$16,000,000.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S.” means the United States of America.

“USD” or “US$” means United States Dollars, the lawful currency of the United States.

Section 1.2           Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below.

Term	Section
280G Stockholder Approval	Section 7.17
Acquisition Proposal	Section 7.15(b)
Adverse Effect on Financing	Section 7.18(a)
Agreement	Preamble
Alternative Financing	Section 7.18(b)
Annual Financial Statements	Section 3.6

19

Arbitration	Section 10.9
Buyer	Preamble
Buyer Closing Certificate	Section 8.2(d)
Buyer Disclosure Schedule	Article VI
Buyer Parties	Preamble
Change in Recommendation	Section 7.13
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Press Release	Section 7.20
Closing Partnership Expenses	Section 2.6(a)
Closing Partnership Expenses Leakage	Section 2.6(a)
Closing Partnership Expenses Cap	Section 2.6(a)
Closing Partnership Permitted Expenses	Section 2.6(a)
Company Material Contracts	Section 3.11(a)
Confidentiality Agreement	Section 7.9
Continuing Employees	Section 7.24
Debt Commitment Letters	Section 6.4(a)
Debt Financing	Section 6.4(a)
Environmental Claim	Section 3.13(a)
Exchange Ratio	Section 2.7(a)
Financial Statements	Section 3.6
Forward Purchase Agreements	Section 6.4(c)
Fosun Required Financials	Section 7.14
Fosun Rollover Agreement	Recitals
Fosun Shareholder Circular	Section 7.14
Fosun Shareholders Meeting	Section 7.14
Founder Reinvestment Agreement	Recitals
General Partner	Recitals
GP Shares	Section 2.1(a)
GP Shares Purchase Price	Section 2.1(a)
ICC	Section 10.9
ICC Rules	Section 10.9
IFC Consent	Section 8.3(d)
IFC Loans	Section 8.3(d)
Indemnified Liabilities	Section 7.11(a)
Indemnified Persons	Section 7.11(a)
Insurance Policies	Section 3.17
Interim Financial Statements	Section 3.6
Lenders	Section 6.4(a)
LP Interests	Section 2.1(b)
LP Interests Purchase Price	Section 2.1(b)
NFC	Preamble
NFC Amended Articles Proposal	Section 7.12(b)
NFC Board	Recitals
NFC Board Recommendation	Section 7.13
NFC Director Election Proposal	Section 7.12(b)
NFC IPO	Recitals
NFC Option	Section 2.7(b)

20

NFC Recommendation Change Notice	Section 7.13
NFC RSU	Section 2.7(c)
NFC Shareholders Meeting	Section 7.13
Nonparty Affiliates	Section 10.13
Non-U.S. Benefit Plans	Section 3.16(j)
Occupied Real Property	Section 3.10(a)
Operating Subsidiary	Section 3.11(a)(x)
Outside Date	Section 9.1(d)
Partnership	Preamble
Partnership Closing Certificate	Section 8.3(f)
Partnership Disclosure Schedule	Article III
Partnership U.S. Tax Audit	Section 7.22(c)
Party or Parties	Preamble
Permitted Equity Financing	Section 7.4(a)
Permitted Equity Financing Agreements	Section 7.4(a)
PRC Transaction Tax	Section 7.21(a)
PRC Transaction Tax Contest	Section 7.21(f)
Purchase Price	Section 2.1(b)
Recourse Theory	Section 10.13
Released Claims	Section 7.16(a)
Released Persons	Section 7.16(a)
Relevant PRC Tax Authorities	Section 7.21(b)
Required Financing Amount	Section 6.4(b)
Returns	Section 3.14(a)
Section 280G Waiver	Section 7.17
Seller or Sellers	Preamble
Seller Bank Account	Section 2.5
Seller Release	Section 7.16(a)
Social Insurance	Section 3.16(l)
Subscription Agreements	Recitals
Support Agreements	Recitals
Tax Savings	Section 2.6(e)
Terminating Buyer Breach	Section 9.1(c)
Terminating Partnership Breach	Section 9.1(b)
Transaction Proposals	Section 7.12(b)
Transfer Taxes	Section 7.10
Trust Account	Section 6.7(a)
Trust Agreement	Section 6.7(a)
Trust Amount	Section 6.7(a)
Trustee	Section 6.7(a)
Waived 280G Benefits	Section 7.17

Section 1.3           Interpretation and Rules of Construction.

(a)          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)          the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

21

(ii)         any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii)        any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv)         the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v)          words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi)         when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and all references to dates and times shall, except as expressly provided otherwise, mean dates and times in the local time zone of New York City;

(vii)        references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant Person, consistent in all material respects (including nature and scope) with the prior practice of such Person;

(viii)      references to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and non-transitory form including emails and faxes;

(ix)         if any payment hereunder would have been, but for this Section 1.3(a)(ix), due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date;

(x)          all monetary amounts used herein are denominated in USD unless specifically provided otherwise herein; if the conversion between USD and RMB is necessary for purposes of this Agreement, unless specifically provided otherwise herein, such conversion shall be conducted at the Reference Exchange Rate as of the date of such conversion; and

(xi)         the term “non-assessable,” when used with respect to any shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof.

22

(b)          In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II

SALE AND PURCHASE

Section 2.1           Sale and Purchase. Upon the terms and subject to the conditions contained herein, at the Closing,

(a)          each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, all of the issued shares in the share capital of General Partner (the “GP Shares”) held by such Seller, for an aggregate purchase price (the “GP Shares Purchase Price” of such Seller) equal to the number of GP Shares held by such Seller multiplied by the Purchase Price Per GP Share; and

(b)          each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, all of the limited partnership interests in Partnership (the “LP Interests”) held by such Seller, for an aggregate purchase price (the “LP Interests Purchase Price” of such Seller and, when aggregated with the GP Shares Purchase Price of such Seller, the “Purchase Price” of such Seller) equal to the number of LP Interests held by such Seller multiplied by the Purchaser Price Per LP Interest. At the Closing, each Seller shall duly assign and transfer all of its rights and obligations under the Partnership Agreement to Buyer, and Buyer shall accept such assignment and transfer. With effect from the Closing Date, Buyer assumes all of the rights and obligations of such Seller under the Partnership Agreement and agrees to be bound by the terms and conditions of the Partnership Agreement as if it was the original signatory thereto. General Partner hereby consents to the Sellers’ sale of the LP Interests and assignments and transfers of its rights and obligations in connection therewith as contemplated by this Section 2.1(b).

Section 2.2           Closing.

(a)          Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated under Section 2.1 (the “Closing,” and the date on which the Closing occurs, the “Closing Date”) shall occur with respect to all Sellers simultaneously:

(i)          on the tenth (10th) Business Day after the last of the conditions to the obligations of the Parties set forth in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver of such conditions); or

(ii)         on such other date as Buyer and General Partner may mutually agree in writing.

(b)          The Closing shall take place by the remote exchange of electronic signatures and documents or in such other manner as Buyer and General Partner may agree in writing.

Section 2.3           Deliveries by Sellers. At the Closing, each Seller shall deliver or cause to be delivered (unless delivered previously) to Buyer, the following:

(a)          an instrument of transfer in the form of Exhibit B-1 hereto, duly executed by such Seller and dated as of the Closing Date, relating to the sale and transfer to Buyer all of the GP Shares held by such Seller;

23

(b)          an instrument of transfer in the form of Exhibit B-2 hereto, duly executed by such Seller and dated as of the Closing Date, relating to the sale and transfer to Buyer all of the LP Interests held by such Seller;

(c)          if such Seller is not a natural person, a copy of the duly adopted resolutions of the board of directors (or equivalent governing body) in respect of such Seller (or its governing entity) and, where applicable, the shareholders of such Seller (or equivalent corporate authorizations), certified by a director (or equivalent) of such Seller (or its governing entity), approving, among other things, (i) the sale and transfer of all of the GP Shares held by such Seller to Buyer on the terms and conditions hereunder, (ii) the sale and transfer of all of the LP Interests held by such Seller to Buyer, and (iii) the execution, delivery and performance of this Agreement and Ancillary Agreements to which such Seller is a party; and

(d)          if such Seller has appointed any director or observer to the board of directors or any officer of General Partner or any Group Company, to the extent requested by Buyer no later than five (5) Business Days prior to the Closing, a resignation letter, duly executed by each such individual, in the form of Exhibit C attached hereto.

Section 2.4           Deliveries by General Partner. At the Closing, General Partner shall deliver or cause to be delivered (unless delivered previously) to Buyer, the following:

(a)          a copy of the register of members of General Partner, dated as of the Closing and certified by the registered office provider of General Partner, updated to reflect the sale and purchase of all of the GP Shares hereunder and Buyer’s ownership of all of the GP Shares;

(b)          all of the statutory registers, minute books and corporate records (which shall be written up to the time of Closing) in its possession, including General Partner’s certificate of incorporation and any certificate of incorporation on change of name of General Partner, and General Partner’s common seal (if any);

(c)          a copy of the register of unit partnership interests of Partnership, dated as of the Closing and certified by the registered office provider of Partnership, updated to reflect the sale and purchase of all of the LP Interests of each Seller hereunder and Buyer’s ownership of all of the LP Interests of such Seller;

(d)          a copy of the register of security interests over the LP Interests, dated as of the Closing and certified by the registered office provider of Partnership;

(e)          subject to Buyer having provided General Partner with (i) the names of Buyer’s designees reasonably in advance (and having reasonably cooperated with the “know-your-client” requirements of the registered office provider of General Partner with respect to such designees), and (ii) shareholders resolutions of General Partner, executed by Buyer and to be effective as of immediately following the Closing, appointing Buyer’s designees as directors of General Partner, a copy of the register of directors of General Partner, dated as of the Closing Date and certified by the registered office provider of General Partner, updated to reflect that, as of immediately after the Closing, the board of directors of General Partner consists entirely of (i) individuals that have been designated by Buyer in writing and (ii) individuals not requested by Buyer to resign at the Closing in accordance with Section 2.3(d); and

24

(f)          (i) a certificate of Partnership satisfying the requirements of Treasury Regulations Section 1.1445-11T(d)(2) to the effect that either: (A) fifty percent (50%) or more of the value of the gross assets of Partnership does not consist of “United States real property interests” within the meaning of Section 897 of the Code, or (B) ninety percent (90%) or more of the value of the gross assets of Partnership does not consist of “United States real property interests” within the meaning of Section 897 of the Code and “cash and cash equivalents” within the meaning of Treasury Regulations Section 1.1445-11T(d)(1); and (ii) a certificate in compliance with Section 1446(f) of the Code certifying that no withholding Tax is required on the disposition of interests in Partnership.

Section 2.5           Deliveries by Buyer. At the Closing, Buyer shall pay or cause to be paid to each Seller an amount equal to the Purchase Price of such Seller, less the aggregate amount of Leakage with respect to such Seller, if any, as may be notified by General Partner, Partnership or such Seller to Buyer prior to the Closing in accordance with Section 7.27(b), by wire transfer of immediately available USD funds to such Seller’s bank account specified in Schedule 2 attached hereto (or if not specified therein, as may be notified to Buyer not less than five (5) Business Days prior to the Closing) (the “Seller Bank Account” of such Seller), except as may be otherwise agreed in writing between a Buyer Party and such Seller (including pursuant to the Reinvestment Agreements). Each Seller hereby agrees that any and all amounts paid by or on behalf of Buyer to the Seller Bank Account of such Seller (as evidenced by the relevant irrevocable payment instructions) shall be deemed to have been duly paid to such Seller for all purposes of this Agreement and Ancillary Agreements and shall constitute full performance and discharge of the applicable payor’s obligations hereunder and thereunder to pay such amounts to such Seller.

Section 2.6           Payment of Transaction Expenses.

(a)          Not less than five (5) Business Days prior to the Closing Date, General Partner shall deliver to Buyer a statement setting forth General Partner’s good faith estimate of (the following, collectively, the “Closing Partnership Expenses”) (i) the Partnership Expenses as of the Closing (the “Closing Partnership Permitted Expenses”), and (ii) the fees and expenses incurred or payable to Ernst & Young in connection with the preparation of any financial statements or audit reports of the Group Companies and any other financial information requested by Buyer in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. For purposes hereof, the “Closing Partnership Expenses Leakage” means the excess, if any, of the Closing Partnership Permitted Expenses over US$400,000 (the “Closing Partnership Expenses Cap”).

(b)          At the Closing, Buyer shall pay or cause to be paid to (i) Partnership or an Affiliate of Sponsor (as may be designated by Sponsor by written notice to Buyer not less than two (2) Business Days prior to the Closing) the Transaction Expenses Reimbursement Amount and (ii) Fosun Seller the Fosun Expense Reimbursement Amount, by wire transfer of immediately available USD funds to a bank account designated by such payee in writing prior to the Closing. The Parties acknowledge that the Fosun Expense Reimbursement Amount and Transaction Expenses Reimbursement Amount do not constitute any portion of consideration paid for the GP Shares and the LP Interests transferred hereunder and, instead, represent a lump-sum reimbursement by Buyer of certain fees, expenses and costs arising under this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Each Seller hereby agrees that, except for Buyer’s obligations under Section 2.6(c)(ii), none of the Buyer Parties, their Affiliates (including the Group Companies from and after the Closing) and their respective officers, directors, employees or other representatives will have any obligation or liability arising out of, or owe any duties or responsibilities to such Seller or any other Person with respect to, the further application or allocation of any and all proceeds received by or on behalf of such payee in connection with this Section 2.6(b).

25

(c)          Promptly after the Closing, Buyer shall cause Partnership or other Group Companies (as may be determined by Buyer) to pay (i) all Closing Partnership Expenses, all Buyer Transaction Expenses and the director fees and transaction bonuses specified in Section 1.2(f)(i) and Section 1.2(f)(ii) of the Partnership Disclosure Schedule, in each case, that are unpaid and are due and payable as of the Closing and (ii) to the extent all or a portion of the Transaction Expenses Reimbursement Amount is paid to Partnership at the Closing as designated by Sponsor pursuant to Section 2.6(b), any fees and expenses covered by such Transaction Expenses Reimbursement Amount that are due and payable as of the Closing. The Buyer Parties and their Affiliates (including the Group Companies from and after the Closing) shall be entitled to the Tax benefit, if any, of the payments made by the Group Companies pursuant to this Agreement.

(d)          For all purposes of Section 2.5 and Section 7.27(b), General Partner shall be deemed to have notified Buyer of the occurrence of Leakage with respect to each Seller in an amount equal to such Seller’s pro rata share (determined based on the number of the GP Shares held by such Seller in proportion to the total number of the GP Shares held by all Sellers as of immediately prior to the Closing) of the sum of (i) 100% of the aggregate amount of director fees for the directors of any Group Company as set out in Section 1.2(f)(i) of the Partnership Disclosure Schedule, (ii) 100% of the aggregate amount of transaction bonus for management employees of any Group Company as set out in Section 1.2(f)(ii) of the Partnership Disclosure Schedule, and (iii) the Closing Partnership Expenses Leakage, if any. The pro rata portion of the Leakage so calculated shall be deducted from the amount payable to such Seller in accordance with Section 2.5.

Section 2.7           Treatment of Equity Awards. Except as may be agreed otherwise in writing between a Buyer Party and the applicable holder of Partnership Options and/or Partnership RSUs:

(a)          For purposes hereof, “Exchange Ratio” means the Purchase Price Per LP Interest divided by the NFC Share Reference Price.

(b)          Each Partnership Option, whether vested or unvested, that is outstanding immediately prior to the Closing shall be converted into and become an option to purchase NFC Shares (the “NFC Option”). Each NFC Option shall be exercisable for that number of NFC Shares (rounded down to the nearest whole share) equal to the product of (i) the total number of LP Interests subject to the corresponding Partnership Option, multiplied by (ii) the Exchange Ratio, at an exercise price per NFC Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per LP Interest by (y) the Exchange Ratio. Each NFC Option shall otherwise continue to have, and be subject to, the same terms and conditions as applied to the corresponding Partnership Option immediately prior to the Closing.

26

(c)          Each Partnership RSU, whether vested or unvested, that is outstanding immediately prior to the Closing shall be converted into and become one restricted stock unit that will settle in NFC Shares (the “NFC RSU”). Each NFC RSU shall correspond to that number of NFC Shares (rounded down to the nearest whole share) equal to the product of (i) the total number of LP Interests subject to the corresponding Partnership RSU, multiplied by (ii) the Exchange Ratio. Each NFC RSU shall otherwise continue to have, and be subject to, the same terms and conditions as applied to the corresponding Partnership RSU immediately prior to the Closing.

(d)          For the avoidance of doubt, (i) nothing in this Section 2.7 shall be deemed to prohibit the exercise or settlement, as applicable, prior to the Closing, of any Partnership Option or Partnership RSU in accordance with the Partnership Equity Incentive Plan and award agreements thereunder in effect as of the date of this Agreement, and (ii) except as specifically provided in this Section 2.7 or set forth in Section 7.3(e) of the Partnership Disclosure Schedule, prior to the Closing, the Partnership Equity Incentive Plan, the Partnership Options and Partnership RSUs shall continue to be subject in all respects to the terms and conditions of the Partnership Equity Incentive Plan and the award agreements governing the Partnership Options and Partnership RSUs as in effect on the date of this Agreement, without giving effect to the transactions contemplated herein.

(e)          For the avoidance of doubt, all Partnership Options and Partnership RSUs that are outstanding immediately prior to the Closing other than those set forth on Section 2.7(e) of the Partnership Disclosure Schedule shall, to the extent not already vested, immediately vest in full as of immediately prior to the Closing.

(f)          The Parties agree that Founder Seller shall be permitted to, and prior to the Closing, the Partnership shall take any actions necessary to permit Founder Seller to exercise Founder Seller’s vested Partnership Options (including, for the avoidance of doubt, those performance-based Options that vest as of immediately prior to the Closing) on a cashless (“net exercise”) basis.

Section 2.8           Withholding Rights. Each of the Parties and any other applicable withholding agent is entitled to deduct and withhold (or cause to be deducted or withheld) from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws; provided, that, (a) no such withholding shall be done in respect of any PRC Transaction Tax, and (b) other than withholding with respect to compensatory amounts or withholding as a result of the Partnership or General Partner’s failure to deliver the certificates and notice required by Section 2.4(f), prior to making any such deduction or withholding from any consideration payable pursuant to this Agreement, the applicable withholding agent shall (i) provide notice reasonable under the circumstances to the applicable recipient of the amounts subject to withholding and (ii) cooperate with the recipient in good faith to minimize any such withholding (including by providing an opportunity for such recipient to provide forms or other evidence that would exempt such amount from withholding tax). To the extent that amounts are so withheld by the Parties and paid to the appropriate Tax Authority, such amounts will be treated for all purposes of this Agreement as having been paid to Persons in respect of which such deduction and withholding was made. With respect to U.S. federal withholding Taxes, unless required by any change in Law, provided the Buyer Parties have received the certifications and notice described in Section 2.4(f), the Buyer Parties will not withhold any amounts from the consideration otherwise payable under this Agreement, other than any withholding with respect to compensatory amounts. The Parties represent that they are not aware of any non-U.S. withholding taxes required to be made in respect of any amount otherwise payable to any Person pursuant to this Agreement.

27

Article III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE GROUP COMPANIES

Except as fairly disclosed in the disclosure schedule duly executed by General Partner and delivered by General Partner to the Buyer Parties concurrently with the execution of this Agreement (the “Partnership Disclosure Schedule”) and except to the extent fairly disclosed in any Due Diligence Material (it being understood that any matter disclosed in the Due Diligence Materials will not be deemed to be disclosed for purposes of, or to modify or qualify, Section 3.1, Section 3.2, Section 3.3, Section 3.4 or Section 3.20), General Partner hereby represents and warrants to the Buyer Parties as follows:

Section 3.1           Organization.

(a)          Each Group Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization. Each Group Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Group Company is duly qualified, licensed or registered as a foreign entity (in so far as that concept is recognized in the relevant jurisdiction) to transact business under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not, individually or in the aggregate, constitute a Partnership Material Adverse Effect.

(b)          General Partner has furnished to Buyer true and complete copies of the joint venture agreement (if applicable) and other Organizational Documents of each of the Group Companies organized and existing under the Laws of the PRC and such joint venture agreements or other Organizational Documents are valid and have been duly approved or registered (as required) by competent Governmental Entities in the PRC.

Section 3.2           Capitalization.

(a)          The authorized share capital of General Partner is US$50,000 divided into 50,000 shares of US$1.00 each, of which ten (10) shares are issued and outstanding. Section 3.2(a) of the Partnership Disclosure Schedule sets forth a complete and correct capitalization table of General Partner as of immediately prior to the Closing, reflecting all issued and outstanding GP shares and the record holders thereof. All of the issued and outstanding GP Shares have been duly authorized and validly issued and are fully paid, non-assessable, and are held by the Sellers, free and clear of any Liens.

(b)         The LP Interests are represented by partnership units of US$1.00 each. Section 3.2(b) of the Partnership Disclosure Schedule sets forth (i) a complete and correct capitalization table of Partnership as of the date of this Agreement, reflecting all issued and outstanding LP Interests and the record holders thereof, and (ii) a complete and correct list of all Partnership Options and Partnership RSUs as of the date of this Agreement, and for each holder thereof, the name, number, type, grant date, vesting schedule and status (as of the date hereof) and exercise price with respect to such holder.

28

(c)          Except as set forth on Section 3.2(b) and Section 3.2(c) of the Partnership Disclosure Schedule and as provided in this Agreement, there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, or any other equity based awards of any character calling for the purchase or issuance of any Equity Securities of General Partner or Partnership. There are no outstanding phantom stock rights or other phantom interests, stock appreciation rights, profit participation or other similar rights granted by General Partner or Partnership to any Person, except pursuant to the Partnership Equity Incentive Plan. There are no bonds, debentures, notes or other indebtedness of General Partner or Partnership with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters to which holders of Equity Securities of General Partner or Partnership may vote.

(d)         The Due Diligence Materials contain true and accurate information with respect to each Group Company’s name, type, jurisdiction of incorporation or organization, authorized share capital, the number and type of issued and outstanding Equity Securities and the current ownership of such Equity Securities. Except as set forth on Section 3.2(d) of the Partnership Disclosure Schedule, Partnership owns, directly or indirectly, all of the issued and outstanding Equity Securities in each of the other Group Companies (other than General Partner), free and clear of any Liens, and all such Equity Securities are duly authorized and validly issued and are fully paid, non-assessable and free of any preemptive rights, and there are no outstanding subscriptions, options, trust, proxy, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Equity Securities of any such Group Company. There are no restrictions on any Group Company with respect to voting the Equity Securities of any of the other Group Companies. The shareholding percentage held by foreign funded entities in the applicable Group Companies incorporated in the PRC do not violate any applicable PRC Law.

(e)          There are no outstanding contractual obligations to which any Group Company is a party (i) to repurchase, redeem or otherwise acquire any Equity Securities in any Group Company or (ii) relating to the voting of any Equity Securities in any Group Company.

(f)          Except as set forth on Section 3.2(f) of the Partnership Disclosure Schedule, each of the Group Companies incorporated outside the PRC was formed solely to acquire and hold the equity interests in its respective Subsidiaries and, since its formation (solely with respect to Chindex Delaware, since the Privatization Date), has had no other material business and assets, and has not incurred any material liabilities, other than those (i) incidental to its formation and ongoing organization, or (ii) incurred in connection with the transactions contemplated herein.

Section 3.3           Authorization. Each of the Group Companies has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by or on behalf of each Group Company and the consummation by such Group Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions of such Group Company or on behalf of such Group Company. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each other party hereto and thereto, this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of each Group Company, enforceable against each Group Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

29

Section 3.4           Consents and Approvals; No Violations. Except as set forth on Section 3.4 of the Partnership Disclosure Schedule, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by the Group Companies will (a) conflict with or result in any breach of any provision of the Organizational Documents of any Group Company, (b) require any filing with, or the obtaining of any consent or approval of, any Governmental Entity or any third party on the part of any Group Company, (c) result in a violation of or a default (or give rise to any right of termination, cancellation, acceleration or loss of right) under, any of the terms, conditions or provisions of any Company Material Contract, (d) result in the creation of any Lien upon any of the properties or assets of any Group Company (other than those created in connection with the Debt Financing or any Alternative Financing), or (e) violate any Law or Order applicable to any Group Company, except, in the case of clauses (b), (c), (d) and (e) above, as would not, individually or in the aggregate, constitute a Partnership Material Adverse Effect.

Section 3.5           Prior Conduct.

(a)          Each of General Partner and Partnership was formed solely for the purpose of holding the Equity Securities of the other Group Companies and has not conducted any other business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and in connection with the holding of the Equity Securities of the other Group Companies. Since the inception of General Partner or Partnership respectively, each of General Partner and Partnership has conducted its business only in the ordinary course of business and not engaged in any material activities or operations, other than such actions in connection with (a) its organization, (b) its holding of the Equity Securities in the other Group Companies, and (c) the transactions contemplated by this Agreement and the Ancillary Agreements. Each of General Partner and Partnership has not had any U.S. trade or business (within the meaning of section 864 of the Code), and assets owned by General Partner and Partnership have never been used in connection with any U.S. trade or business (within the meaning of section 864 of the Code) of General Partner or Partnership.

(b)          Neither General Partner or Partnership is in default or violation (and no event has occurred which, with notice or the laps of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of General Partner or Partnership or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to General Partner or Partnership, except for defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Partnership Material Adverse Effect.

30

Section 3.6           Financial Statements. General Partner has delivered to the Buyer Parties complete and accurate copies of (a) the audited consolidated financial statements of Partnership consisting of (i) the balance sheets as of and for each of the fiscal years ended December 31, 2017 and December 31, 2018 and (ii) the income statements, statement of changes in equity and statement of cash flow (including any related notes thereto and the related auditor’s reports thereon issued by a Qualified Auditor) as of and for each of the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 (the “Annual Financial Statements”) and (b) the unaudited consolidated financial statements of Partnership consisting of the balance sheets and related statements of income and cash flow as of and for the three-month period ending on March 31, 2019 (the “Interim Financial Statements”) ((a) and (b) collectively, the “Financial Statements”). Each of the Financial Statements (A) has been prepared in accordance with the Applicable Accounting Standards applied on a consistent basis throughout the periods indicated (except, in the case of the Interim Financial Statements, subject to normal and recurring year-end adjustments, none of which would be material individually or in the aggregate, and the absence of notes thereto), and (B) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Partnership as at the respective dates thereof and for the respective periods indicated therein.

Section 3.7           No Undisclosed Liabilities. The Group Companies do not have any liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of the Group Companies in accordance with the Applicable Accounting Standards except (a) to the extent disclosed or reserved against in the Financial Statements, (b) incurred or accrued since the Balance Sheet Date in the ordinary course of business, (c) incurred in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, and (d) that individually or in the aggregate would not constitute a Partnership Material Adverse Effect.

Section 3.8           Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement and set forth in Section 3.8 of the Partnership Disclosure Schedule, since the Balance Sheet Date through the date hereof:

(a)          the Group Companies have conducted their business in all material respects in the ordinary course of business;

(b)          no events have occurred which have constituted or would constitute, individually or in the aggregate, a Partnership Material Adverse Effect;

(c)          there has been no casualty, loss, damage or destruction of any property that is material to the Group Companies, taken as a whole, and that is not covered by insurance; and

(d)          no Group Company has taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Buyer in accordance with Section 7.3.

Section 3.9           Litigation. As of the date of this Agreement, there is no Proceeding (with respect to investigations, to the Knowledge of General Partner) pending or, to the Knowledge of General Partner, threatened in a writing delivered to any of the Group Companies or their respective directors or officers, against any of the Group Companies or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of any Group Company) before any Governmental Entity that would constitute, individually or in the aggregate, a Partnership Material Adverse Effect. Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, none of the Group Companies is subject to any outstanding Order of any Governmental Entity.

31

Section 3.10         Real Property; Personal Property.

(a)          None of the Group Companies owns any real property interest in the U.S. as defined under Section 897 of the Code. The Group Companies have peaceful and undisturbed possession of all real property (both land and buildings) leased, subleased, licensed or otherwise occupied or used (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Group Companies (collectively, including the improvements thereon, the “Occupied Real Property”), in each case free and clear of all Liens other than Permitted Liens.

(b)          All Occupied Real Property which is in use, or partly in use, as a medical institution is under currently effective written lease contracts, and, to the Knowledge of General Partner, the lessor has legal title to and has the right to lease such assets to the relevant Group Company. Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, each Group Company has the lawful right to use the Occupied Real Property and the Occupied Real Property is fit to be so used, in each case for its business as conducted on the date of this Agreement, and any additional fit-out, renovation and construction by the Group Companies on the Occupied Real Property do not violate any applicable requirements under PRC Law on construction and zoning.

(c)          Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, there are no zoning or other applicable Laws in effect that would prevent or limit any Group Company from conducting its operations on the Occupied Real Property as they are currently conducted.

(d)          Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, each Occupied Real Property currently in use by any of the Group Companies has validly passed all relevant completion and acceptance tests necessary for the use of the relevant Occupied Real Property by the relevant Group Company, including tests in respect of environmental protection, safety and fire control, and are capable of satisfying their intended operational purposes.

(e)          As of the date of this Agreement, there is no Proceeding (with respect to investigations, to the Knowledge of General Partner), pending or, to the Knowledge of General Partner, threatened in a writing delivered to any of the Group Companies or their respective directors or officers that affects or is reasonably likely to affect any Occupied Real Property or any part thereof, and no Group Company has, within the past three (3) years, received any notice, written or, to the Knowledge of General Partner, oral, of the intention of any Governmental Entity to take or use all or any part thereof, except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect.

(f)          Except (i) as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, (ii) for the Real Property Leases and (iii) for Permitted Liens, none of the Occupied Real Properties is subject to any lease, sublease, license or other agreement granting to any Person (other than any Group Company) any right to the use or occupancy of such Occupied Real Property or any part thereof.

(g)          Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, each of the Group Companies has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, the tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.

32

(h)          To the Knowledge of General Partner, there does not exist any condemnation, eminent domain or taking proceeding that affects any Occupied Real Property that would constitute, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.11         Company Material Contracts.

(a)          The Due Diligence Materials contain true and complete copies of the following Contracts (including all material amendments, schedules and exhibits thereto) to which any Group Company is a party or is otherwise bound as of the date of this Agreement (“Company Material Contracts”):

(i)          any Contract (A) relating to material indebtedness for borrowed money (other than intercompany indebtedness) or a standby letter of credit or similar facility, or a capitalized lease (determined in accordance with the Applicable Accounting Standards), or (B) pursuant to which any Group Company is a guarantor of any material indebtedness for borrowed money;

(ii)         any Contract (A) granting to any Person a right of first refusal, right of first offer or similar preferential right to purchase the capital stock of any Group Company or (B) except in the ordinary course of business, (x) obligating any Group Company to sell to any Person any capital stock with a material value or (y) pursuant to which any Group Company sold to any Person any capital stock with a material value and continues to have any ongoing obligations;

(iii)        any Contract limiting, restricting or prohibiting any Group Company from operating hospitals or clinics, or conducting other business activities, anywhere in the PRC or elsewhere in the world in any material respect;

(iv)         any Contract with respect to any partnership entity or other joint venture entity in which any Group Company has an ownership interest (other than a Contract solely between one Group Company, on the one hand, and one or more Group Companies, on the other hand);

(v)          any Contract that (x) obligates any Group Company to make a material loan or material capital contribution to, or material investment in, any Person other than loans to any Group Company and advances to employees in the ordinary course of business or (y) obligates any Group Company to provide a material indemnification or guarantee;

(vi)         any Real Property Lease that is material to the Group Companies’ business operations taken as a whole or the underlying real property is used for medical institution;

(vii)        any Contract with the top ten (10) suppliers supplying medicines to the Group Companies based on the fiscal year 2018’s annual payment;

(viii)      any Contract with the top ten (10) suppliers with respect to (x) the purchase, sale and/or lease of material equipment and (y) the purchase of medical consumables based on fiscal year 2018’s annual payment;

33

(ix)         any Contract pursuant to which any Group Company (A) receives a license or other right to material Intellectual Property from any other Person, except for Contracts that may be terminated by any party thereto upon notice of ninety (90) calendar days or less, or off the shell software or non-exclusive license of Intellectual Property entered into in the ordinary course of business or (B) grants a license or other rights to material Intellectual Property of any Group Company to any other Person;

(x)          any Contract which (A) provides Partnership with effective control over any other Group Company in respect of which it does not, directly or indirectly, own a majority of the equity interests thereof (each, an “Operating Subsidiary”), (B) provides any Group Company the right or option to purchase the equity interests in any Operating Subsidiary or (C) transfers economic benefits from any Operating Subsidiary to any other Group Company;

(xi)         any Contract with respect to a material business cooperation, technology development or similar arrangement between any Group Company and any medical institution, scientific research institution, university, expert or any other Person in the PRC;

(xii)        any Contract with respect to management services or contracting services provided by any Group Company to any medical institution, or provided by any Person to any Group Company in the PRC;

(xiii)      any Contract relating to the voting or disposition of Equity Securities in, or the corporate governance and shareholding matters of any Group Company (including the Shareholders Agreements and the Partnership Agreement);

(xiv)      any Contract with the top ten (10) healthcare insurance companies who are providing insurance services to any Group Company based on the annual aggregate settlement amounts of the Group Companies in fiscal year 2018;

(xv)       any other Contract or a series of related Contracts, the termination or expiration of which would constitute, individually or in the aggregate, a Partnership Material Adverse Effect; and

(xvi)      any Contract which commits any Group Company to enter into any of the foregoing.

(b)          With respect to each Contract to which any Group Company is a party or is otherwise bound by, (i) none of the Group Companies has breached, or is in default under, nor has any of them received written notice of breach or default under (or of any condition which with the passage of time or the giving of notice would cause a breach or default under), such Contract, (ii) to the Knowledge of General Partner, no other party to such Contract has breached or is in default of any of its obligations thereunder, and (iii) such Contract is in full force and effect and is the valid and binding obligation of the relevant Group Company thereto, except in the case of clauses (i), (ii) and (iii) for such breaches, defaults or failures to be in full force and effect or the valid and binding obligation of any party or parties thereto that would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect.

34

Section 3.12         Intellectual Property. Each of the Group Companies owns all right, title and interest in and to, or otherwise possesses adequate licenses or other rights to use, all Intellectual Property necessary to conduct its business as conducted on the date of this Agreement, except where the failure to own or possess such rights would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect. Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, (a) no Proceeding (with respect to investigations, to the Knowledge of General Partner) is pending or, to the Knowledge of General Partner, threatened in a writing delivered to any of the Group Companies or their respective officers or directors, claiming that (i) any Group Company has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person or (ii) any Person has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Group Company and (b) to the Knowledge of General Partner, there is no valid basis for any such Proceeding or position referred to in the foregoing clause (a)(i).

Section 3.13         Environmental Matters.

(a)          As of the date of this Agreement, there are no Proceedings (with respect to investigations, to the Knowledge of General Partner) arising under any Environmental Law (each, an “Environmental Claim”) that (i) are pending before any Governmental Entity or, to the Knowledge of General Partner, threatened in a writing delivered to any Group Company, against any Group Company or their respective directors or officers and (ii) seek to impose, or are reasonably expected to result in the imposition of, any liability or obligation on any Group Company, with such exceptions as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)          Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, (i) each Group Company is, and has been since the Privatization Date, in compliance with all Environmental Laws, (ii) each Group Company holds all Permits under Environmental Laws as required for the conduct of its business as conducted on this date of this Agreement, (iii) each Group Company is in compliance with such Permits, (iv) such Permits are in full force and effect, and (v) no Proceeding (with respect to investigations, to the Knowledge of General Partner) is pending by any Governmental Entity of which any Group Company has received written notice or, to the Knowledge of General Partner, is threatened by any Governmental Entity, seeking the revocation, limitation or nonrenewal of any such Permit.

(c)          Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, there has been since the Privatization Date, and there is currently, to the Knowledge of General Partner, no Release or presence of or exposure to Hazardous Materials at, on, under or from any property leased, occupied or operated by any Group Company that violated and currently violates Environmental Law or is reasonably anticipated to result in an Environmental Claim or requirement for investigation or remediation.

(d)          Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, none of the Group Companies, to the Knowledge of General Partner, (i) owns any real property contaminated with any Hazardous Materials or (ii) is liable for any off-site disposal or contamination pursuant to any Environmental Law.

(e)          Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, all of the Group Companies incorporated in the PRC have completed (i) the environmental acceptance procedures and passed the inspection and acceptance of environmental protection facilities in connection with their construction projects and (ii) fire control acceptance procedures and passed the inspection and acceptance of fire control facilities in connection with their construction projects.

35

Section 3.14         Taxes.

(a)          All income and other material Tax Returns filed or required to be filed under applicable Laws by or on behalf of each Group Company (collectively, the “Returns”) have been timely filed (taking into account any extensions).

(b)          The Returns were prepared in accordance with applicable Law and, as of the times of filing, were true, correct and complete in all material respects.

(c)          Each Group Company has timely paid, withheld or made provision for all material amounts of Taxes due and payable, whether or not shown on the Returns, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with the Applicable Accounting Standards in the Financial Statements.

(d)          As of the date of this Agreement, there are no pending claims or claims threatened in a writing delivered to any of the Group Companies or their respective directors or officers, nor are there any federal, state, local or foreign audits, examinations, or other Proceedings pending with regard to any material amount of Taxes of any Group Company.

(e)          There are no Liens with respect to any Taxes against the assets of any Group Company, other than Permitted Liens.

(f)          None of the Group Companies has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(g)          Each Group Company has withheld and collected all material amounts required by Law to be withheld or collected, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, stockholders or other third parties, and, to the extent required, have timely paid over such material amounts to the proper Governmental Entities.

(h)          No claim that remains unresolved has been made in writing by any Governmental Entity in a jurisdiction in which a Group Company does not file any Returns that such Group Company is, or may be, subject to taxation by, or required to file Returns in, that jurisdiction.

(i)          None of the Group Companies has entered into any agreement with a Governmental Entity in respect of Taxes that remains in effect, including an agreement to waive or extend the statute of limitations with respect to any Taxes or Tax Returns, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of any Group Company is currently pending with any Governmental Entity, and no such ruling, relief or advice has been obtained that would be, binding on NFC, Buyer, or the Group Companies for any taxable period (or portion thereof) ending after the Closing Date. None of the Group Companies received any letter ruling from the IRS (or any comparable ruling from any other Tax Authority).

36

(j)          None of the Group Companies has executed a power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(k)          None of the Group Companies is, or has ever been (i) a member of an affiliated group filing a combined, consolidated, unitary or similar type of Tax Return (other than a group which includes only the Group Companies); or (ii) subject to Tax as a resident or otherwise subject to Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in any jurisdiction outside of the jurisdiction in which it is organized.

(l)          None of the Group Companies is a party to or bound by (i) any Tax indemnity, Tax sharing, Tax allocation or similar agreement (other than a customary commercial Contract, the principal purpose of which is unrelated to Taxes); or (ii) any closing agreement, gain recognition agreement, advance pricing agreement, offer in compromise or any other agreement with any Tax Authority.

(m)          Chindex Delaware does not have any liability for the Taxes of any other Person (other than another Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state or local Law).

(n)          None of HHH Inc. or its subsidiaries has any liability for the Taxes of any other Person (other than another non-US Group Company) by virtue of being a member of a combined, consolidated or affiliated group.

(o)           The Group Companies do not have any liability for the Taxes of any other Person (other than another Group Company) as a transferee or successor, by contract or otherwise

(p)          The Group Companies will not be required to include amounts in income or exclude items of deduction in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received or paid prior to the Closing, (iv) an agreement with a Tax authority executed on or prior to the Closing Date, or (v) as a result of any “gain recognition agreement” or “domestic use election” (or similar elections or agreements under foreign laws

(q)          Chindex Delaware will not be required to include amounts in income or exclude items of deduction in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law), or (ii) an election under Section 108(i) of the Code (or any corresponding or similar provision of state or local income Tax Law).

(r)          None of the Group Companies was required to include any amounts in income as a result of the application of Code Section 965 in excess of the amount set forth on Section 3.14(r) of the Partnership Disclosure Schedule, and no Group Company has made any election pursuant to Code Section 965(h).

37

(s)          The Group Companies are in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(t)          Section 3.14(t) of the Partnership Disclosure Schedule identifies every election that has been made on behalf of any Group Company under Treasury Regulations Section 301.7701-3(a) to adopt a U.S. federal tax classification other than the default classification, as well as the date of such election and the classification so elected.

(u)          None of the Group Companies participates or has participated in or has any liability or obligation with respect to any “listed transaction” as defined under Treasury Regulations Section 1.6011-4 or any similar tax shelter transaction in any other jurisdiction.

(v)          Partnership is and has been at all times since its formation properly classified as a partnership for U.S. federal income (and applicable state and local) tax purposes and as a foreign partnership under Section 7701 of the Code.

Section 3.15         Compliance with Laws; Permits.

(a)          Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, none of the Group Companies is in violation of any Law as in effect as of the date of this Agreement applicable to the Group Companies. Each of the Group Companies, including their respective directors, officers and senior employees, and, to the Knowledge of General Partner, any of their respective agents, other employees, or other Persons acting under and with their express authorization, have complied in all respects with the Anti-Corruption Laws.

(b)          None of the Group Companies, including their respective directors, officers and senior employees, and to the Knowledge of General Partner, any of their respective agents, other employees or other Persons acting under and with their express authorization have (A) established or maintained any fund of corporate monies or other properties not recorded on the Group Companies’ books and records, (B) offered, promised, made authorized or ratified any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (C) violated or operated in noncompliance with any applicable money laundering Law, anti-terrorism financing Law, economic sanctions, anti-boycott regulations, export restrictions or embargo Law. Without limiting the generality of the foregoing, none of the Group Companies, including their respective directors, officers, and senior employees, and to the Knowledge of General Partner, any of their respective agents, other employees or other Persons acting on their behalf, have taken any act in furtherance of a payment, offer, promise to pay, or authorization or ratification of a payment of any gift, money or anything of value to (i) a Government Official, or (ii) any Person or entity while knowing or having reasonable grounds to believe that all or a portion of that payment will be passed on to a Government Official, specifically to obtain or retain business or to secure an improper advantage in violation of any Anti-Corruption Laws. None of the Group Companies has received any allegation, and has conducted any internal investigation, related to a violation or potential violation of any Anti-Corruption Laws. There is no pending investigation or allegation of, or request for information from any Group Company, by law enforcement officials or any third party regarding any Anti-Corruption Laws, and to the Knowledge of General Partner no such investigation or allegation is threatened. The Group Companies have established and continue to maintain reasonable internal controls and procedures intended to ensure compliance with the Anti-Corruption Laws, including an anti-corruption compliance policy.

38

(c)          None of the Group Companies or any of their respective directors, executives or, to the Knowledge of General Partner, agents is currently the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Group Companies have complied with all applicable Law regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personal information which is protected under applicable Law, except for such noncompliance which would not, individually or in the aggregate, constitute a Partnership Material Adverse Effect. The Group Companies have in place, and take steps reasonably designed to assure material compliance with its, privacy security policies and procedures. Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, the Group Companies have complied in all material respects with all applicable PRC Laws related to foreign exchange.

(d)          Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, (i) the Group Companies hold all Permits required for the conduct of their respective businesses as conducted on the date of this Agreement, (ii) such Permits are in full force and effect, (iii) none of Group Companies is in material violation of any applicable Permit granted to it and (iv) no Proceeding (with respect to investigations, to the Knowledge of General Partner) is pending by any Governmental Entity of which any Group Company has received written notice or, to the Knowledge of General Partner, threatened in a writing delivered to any Group Company or their respective directors or officers by any Governmental Entity, seeking the revocation, limitation or nonrenewal of any such Permit. Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, none of the Group Companies is in breach of or default under any such Permit or has received any written notice of any such breach or default.

Section 3.16         Employee Benefits.

(a)          As of the date of this Agreement, and since the Privatization Date, no employees of any Group Company have been covered by a collective bargaining agreement, and, to the Knowledge of General Partner, there have been no labor unions or other organizations representing or purporting to represent any employee of any Group Company. There are no organizing activities involving any Group Company pending with any labor organization or group of employees of any Group Company. No collective bargaining agreement is being negotiated by any Group Company. There is no strike, lockout, slowdown, work stoppage or threat thereof against any Group Company pending.

(b)          Section 3.16(b) of the Partnership Disclosure Schedule sets forth a complete and correct list of each material Benefit Plan.

(c)          With respect to each Benefit Plan, General Partner has delivered to the Buyer Parties (i) a complete and correct copy of such plan or, if unwritten, a summary of such plan (provided, that for any employment agreements that are standard form agreements, the form, rather than each individual agreement, has been delivered or made available to Buyer) and all amendments thereto, (ii) the most recent unrevoked Internal Revenue Service determination or opinion letter, if applicable, (iii) the current summary plan description (including any amendments thereto), if applicable, (iv) the most recent actuarial valuation report, if applicable, (v) the annual Form 5500 filed in each of the most recent three plan years, if applicable or any other filing with a Governmental Entity, (vi) any notices to or from any Governmental Entity relating to any compliance issues, and (vii) any related trust agreement, annuity or insurance contract or other funding instrument.

39

(d)           (i) Each Benefit Plan is and has been established, operated and administered in accordance with its terms and the requirements of Law, including ERISA and the Code, and (ii) to the Knowledge of General Partner, no event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any ERISA Affiliate of the Group Companies that could subject the Group Companies, directly or indirectly, to a material liability, including any liability under Code Section 412 or 430 or Title IV of ERISA. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable Internal Revenue Service determination letter as to its qualification or is a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service and, to the Knowledge of General Partner, there are no existing and have not been any circumstances or events that have resulted or are likely to result in the revocation of any such determination letter or disqualification of any such Benefit Plan or the tax-exempt status of such Benefit Plan’s related trust by any Governmental Entity.

(e)          None of the Group Companies or their ERISA Affiliates is or has ever been the sponsor of, makes or has ever made contributions to, is obligated to make or was ever obligated to make contributions to or otherwise has any liability, contingent or otherwise, with respect to (i) a “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA or a plan that is or was subject to Title IV or ERISA or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210, 4063 or 4064 of ERISA or (iii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(f)          There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of General Partner, threatened in a writing delivered to any Group Company or their respective directors or officers, with respect to any Benefit Plan, other than any such actions, suits or claims that would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect.

(g)          Except as otherwise contemplated under Section 2.7, neither the execution and delivery of this Agreement by General Partner or Partnership nor the consummation by General Partner or Partnership of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) increase any compensation or benefits otherwise payable under any Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan; (iii) result in any payment (whether severance pay or otherwise) or benefit becoming due to, or with respect to, any current or former employee, officer, director or consultant of the Group Companies; (iv) cause, directly or indirectly, any Group Company to transfer or set aside assets to fund any benefits under any Benefit Plan on or following the Closing; or (v) result in any payments or benefits that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former employee, director, officer or contractor of any Group Company.

40

(h)         No Benefit Plan is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to former employees of the Group Companies, other than pursuant to Section 4980B of the Code or any other Law and there has been no written communication to any Person that would reasonably be expected to promise or guarantee any such retiree medical, health or life insurance or other retiree welfare benefits, except to the extent required by Section 4980B of the Code or any other Law.

(i)           Except as would not, individually or in the aggregate, constitute a Partnership Material Adverse Effect, none of the Group Companies has violated any Law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including Law relating to discrimination, working hours, employee benefits, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

(j)          All Benefit Plans that are maintained primarily for the benefit of employees or other service providers outside of the United States (“Non-U.S. Benefit Plans”), including any Non-U.S. Benefit Plan that is required by applicable Law to be sponsored, maintained, or to be contributed to by any Group Company, comply in all material respects with their terms, the terms of any collective bargaining, collective labor or works council agreements, and applicable local Law, and all such Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and applicable Law. Each Non-U.S. Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved and each Non-U.S. Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment. There is no material litigation pending or, to the Knowledge of General Partner, threatened relating to any Non-U.S. Benefit Plan.

(k)          Except as would not individually or in the aggregate constitute a Partnership Material Adverse Effect, (i) to the Knowledge of General Partner, each of the Group Companies incorporated in the PRC has entered into written labor Contracts with all of its employees, and (ii) all Contracts relating to the employment of the employees of each Group Company are in accordance with all applicable Laws and on an arm’s length basis.

(l)           Except as would not individually or in the aggregate constitute a Partnership Material Adverse Effect, each of the Group Companies incorporated in the PRC is in compliance in all material respects with any applicable Laws relating to its provision of any form of social insurance (including medical care insurance, occupational injury insurance, unemployment insurance, maternity insurance and pension benefits) and housing fund contributions (collectively, “Social Insurance”), and has made full contribution and payment of the Social Insurance for all of its respective employees in full compliance with all applicable Laws.

(m)         Except as would not individually or in the aggregate constitute a Partnership Material Adverse Effect, to the Knowledge of General Partner, (i) each current and former employee of any Group Company, and each current and former agent, consultant and contractor of any Group Company, is, and has during the three (3) years prior to the date of this Agreement (during the period he or she carried out activities on behalf of such Group Company) been, validly qualified and has held all material licenses and material Permits required by applicable Law to conduct the activities he or she carried out on behalf of the relevant Group Company, and (ii) the employment of all the doctors or any other professionals engaging in the healthcare services by each of the Group Companies have been properly registered as required by all applicable Laws.

41

Section 3.17         Insurance. Section 3.17 of the Partnership Disclosure Schedule contains a complete and correct list as of the date of this Agreement of all insurance policies (by policy number and insurer) covering any Group Company, including self-insurance, held by the Group Companies, and any other Person (the “Insurance Policies”). Each Group Company maintains insurance coverage against such risks and in such amounts as such Group Company reasonably believes customary for companies of similar size, in its geographic regions and in the respective businesses in which it operates. Except as would not constitute, individually or in the aggregate, a Partnership Material Adverse Effect, (a) the Group Companies, and to the Knowledge of General Partner, any other party to the Insurance Policies acquired by or on behalf of any Group Company, are in compliance with the terms and provisions of the Insurance Policies and all premiums due and payable with respect thereto have been paid, (b) none of the Group Companies nor, to the Knowledge of General Partner, any other Person, has received a notice of cancellation or termination of any Insurance Policy, other than such notices which are received in the ordinary course of business and (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any Group Company thereunder.

Section 3.18         Affiliate Transactions. Except as otherwise disclosed in the Due Diligence Materials, there are no transactions or Contracts between any Group Company, on the one hand, and any officer, director, shareholder, stockholder of any Group Company or any Affiliate thereof (other than any Group Company), on the other hand.

Section 3.19         Information Supplied. None of the information supplied or to be supplied by General Partner or Partnership for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to NFC Shareholders or at the time of the NFC Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by General Partner or Partnership that are included in the Proxy Statement). Notwithstanding the foregoing, neither General Partner nor Partnership make any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Buyer Parties for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

Section 3.20         Broker’s Fees. No Buyer Party or Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on arrangements made by or on behalf of any of the Group Companies or any of their Affiliates.

Section 3.21         No Leakage. As of the date hereof, no Leakage has occurred with respect to any Seller since the Locked-Box Date.

42

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally and not jointly, hereby represents and warrants to the Buyer Parties, as follows:

Section 4.1           Organization, Authorization and Qualification.

(a)          If such Seller is a natural person, such Seller is of sound mind, has the legal capacity to enter into this Agreement and the Ancillary Agreements to which he or she is a party, has entered into or will enter into this Agreement and the Ancillary Agreements to which he or she is a party on his or her own will, and understands the nature of the obligations to be assumed by him or her under this Agreement and the Ancillary Agreements to which he or she is a party.

(b)          If such Seller is not a natural person, such Seller is a corporation, partnership, trust or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization. Such Seller has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to, in each case but solely with respect to the Fosun Seller, the receipt of the Fosun Shareholder Approval.

(c)          The execution and delivery of this Agreement and the Ancillary Agreements by such Seller and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller (other than, solely with respect to the Fosun Seller, the Fosun Shareholder Approval). Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each other party hereto and thereto, this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.2           Ownership and Transfer of Equity Securities. Such Seller is the record and beneficial owner of the GP Shares and the LP Interests set forth opposite such Seller’s name in Schedule 1 attached hereto, free and clear of all Liens (other than any Liens created by the Shareholders Agreements, the Organizational Documents of General Partner and Partnership and applicable Laws). Such Seller has the power to sell, transfer, assign and deliver its GP Shares and LP Interests as provided in this Agreement, and such delivery will convey to Buyer, good, valid and marketable title to such GP Shares or LP Interests, as applicable, free and clear of all Liens (other than any Liens created by Shareholders Agreements, the Organizational Documents of General Partner and Partnership and applicable Laws).

Section 4.3           Consent and Approval. Subject to, solely with respect to the Fosun Seller, the receipt of the Fosun Shareholder Approval and the completion of the Fosun Government Filing, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement will (a) conflict with or result in any material breach of any provision of the Organizational Documents of such Seller, (b) require any filing with, or the obtaining of any consent or approval of, any Governmental Entity or any third party on the part of such Seller, or (c) conflict with or violate any Law or Order applicable to such Seller, except, in the case of clauses (b) and (c) above, as would not, individually or in the aggregate, prevent or delay in any material respect such Seller from consummating any of the transactions contemplated by this Agreement and the Ancillary Agreements.

43

Section 4.4           Information Supplied. None of the information supplied or to be supplied by such Seller expressly relating solely to such Seller for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to NFC Shareholders or at the time of the NFC Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by such Seller that are included in the Proxy Statement). Notwithstanding the foregoing, such Seller makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Buyer Parties for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

Section 4.5           Broker’s Fees. No Buyer Party or Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on arrangements made by or on behalf of such Seller or any of its Affiliates.

Article V

[RESERVED]

Article VI

REPRESENTATIONS AND WARRANTIES of THE BUYER PARTIES

Except as fairly disclosed in the disclosure schedules duly executed by Buyer and delivered by Buyer to Partnership concurrently with the execution of this Agreement (the “Buyer Disclosure Schedule”), the Buyer Parties hereby jointly and severally represent and warrant to General Partner and Partnership as follows:

Section 6.1           Organization.

(a)          Each of the Buyer Parties is a corporation or other entity duly incorporated, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization. Each of the Buyer Parties has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each of the Buyer Parties is duly qualified, licensed or registered as a foreign entity (in so far as that concept is recognized in the relevant jurisdiction) to transact business under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it or the location of the properties or assets owned, leased or operated by it requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration is not and would not constitute, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)          Except in connection with the transactions contemplated hereby, no Buyer Party is party to any Contract that obligates any Buyer Party to invest money in, loan money to or make any capital contribution to any other Person.

44

Section 6.2           Authorization. Each of the Buyer Parties has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to, in each case, the receipt of the NFC Shareholder Approval. The execution and delivery of this Agreement and the Ancillary Agreements by each Buyer Party and the consummation by such Buyer Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of such Buyer Party (other than the NFC Shareholder Approval). This Agreement has been, and the Ancillary Agreements to which any of the Buyer Parties are or will be a party as of the Closing Date shall be, duly authorized, executed and delivered by each of the Buyer Parties, as applicable, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligations of each of the Buyer Parties, as applicable, enforceable against each of the Buyer Parties, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 6.3           Consents and Approvals; No Violations. Subject to the receipt of the NFC Shareholder Approval, any NFC Report and the NYSE Listing Approval, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby by the Buyer Parties will (a) conflict with or result in any breach of any provision of the Organizational Documents of any Buyer Party, (b) require any filing with, or the obtaining of any consent or approval of, any Governmental Entity or any third party on the part of such Buyer Party, (c) result in a violation of or default (or give rise to any right of termination, cancellation, acceleration or loss of time) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which any Buyer Party is a party or by which any Buyer Party or any of their respective assets may be bound, or (d) violate any Law or Order applicable to any Buyer Party, except, in the case of clauses (b), (c) and (d) above, as would not, individually or in the aggregate, constitute a Buyer Material Adverse Effect.

Section 6.4           Financial Capability and Support Agreements.

(a)          The Buyer Parties have delivered to General Partner true and complete copies of the executed debt commitment letters, dated as of June 14, 2019, from Shanghai Pudong Development Bank Putuo Sub-Branch and dated May 9, 2019 from China Merchants Bank Shanghai Branch as original arrangers and underwriters to NFC (or its applicable direct or indirect wholly-owned subsidiary) (as amended, restated, replaced, supplemented, waived or otherwise modified in accordance with the terms therein and the terms of this Agreement, the “Debt Commitment Letters”), pursuant to which the financial institutions party thereto (together with any other Person that becomes a party thereto by joinder or otherwise, the “Lenders”) have agreed, upon the terms and subject to the conditions thereof, to lend the amounts set forth therein, for, among other things, the purposes of partially financing the consideration payable in respect of the transactions contemplated by this Agreement and the Ancillary Agreements and related fees and expenses (the “Debt Financing”).

45

(b)          The Debt Commitment Letters have not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Debt Commitment Letters have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Debt Commitment Letters are in full force and effect and constitutes the legal, valid and binding obligation of NFC (or its applicable direct or indirect wholly-owned subsidiary) and, to the Knowledge of the Buyer Parties, the other parties thereto in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The Buyer Parties have fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letters that are due and payable on or prior to the date hereof. There are no conditions precedent related to the obligations of the Lenders to fund, in the aggregate, the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Commitment Letters, and, other than (i) the fee letters relating to fees with respect to the Debt Financing (a complete copy of which has been provided to General Partner with fee amounts and other economic terms being the only terms redacted (which redacted terms do not adversely affect the availability of or impose any additional conditions on the availability of the Debt Financing)); or (ii) any other agreements that do not impact the availability of or the conditionality of or the amount of the Debt Financing, there are no side letters or other contracts or binding arrangements (oral or written) to which any Buyer Party is a party related to the funding at the closing of the Debt Financing as of the date of this Agreement. Subject to the terms and conditions of the Debt Commitment Letters, the net proceeds contemplated from the Debt Financing, together with the amount in the Trust Account as of the date of this Agreement, the net proceeds contemplated from the Permitted Equity Financing and other Available Cash will, in the aggregate, be sufficient for the satisfaction of all of the payment obligations of the Buyer Parties under this Agreement and the Ancillary Agreements (taken together) at the Closing, including the payment of all fees and expenses and other payment obligations required to be paid or satisfied by the Buyer Parties in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and the Debt Financing at the Closing (such amount, the “Required Financing Amount”). As of the date of this Agreement, assuming the satisfaction of the conditions contained in Section 8.1 and Section 8.3, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both could constitute a breach or default) on the part of NFC (or its applicable direct or indirect wholly-owned subsidiary) under the Debt Commitment Letters that would reasonably be expected to prevent or delay the Buyer Parties’ ability to consummate the transactions contemplated hereunder in compliance with the terms of this Agreement and (B) the Buyer Parties do not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to NFC (or its applicable direct or indirect wholly-owned subsidiary) at the Closing.

46

(c)          Section 6.4(c) of the Buyer Disclosure Schedule set forth a true, correct and complete list, as of the date hereof, of (i) the Subscription Agreements, (ii) the forward purchase agreements by and among NFC and certain other parties thereto (as may be amended, restated, replaced, supplemented, waived or otherwise modified in accordance with the terms therein and the terms of this Agreement, the “Forward Purchase Agreements”) and (iii) the Support Agreements. True and complete copies of the Subscription Agreements, the Forward Purchase Agreements and the Support Agreements have been delivered to General Partner prior to the date hereof. The Subscription Agreements, the Forward Purchase Agreements and the Support Agreements have not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Subscription Agreements, the Forward Purchase Agreements and the Support Agreements have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Subscription Agreements, the Forward Purchase Agreements and the Support Agreements are in full force and effect and constitute the legal, valid and binding obligation of NFC (to the extent NFC is a party) and, to the Knowledge of the Buyer Parties, the other parties thereto in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. There are no conditions precedent related to the obligations of the relevant parties to (A) fund the full amount of the subscriptions contemplated by the Subscription Agreements or the Forward Purchase Agreements or (B) vote in favor of the approval of the Transaction Proposals in accordance with the Support Agreements, other than as expressly set forth in the Subscription Agreement, the Forward Purchase Agreements or the Support Agreements, as applicable, and, other than as contemplated by this Agreement and the other Ancillary Agreements, there are no separate Contracts entered into by any of the Buyer Parties in connection with the Subscription Agreements, the Forward Purchase Agreements or the Support Agreements. As of the date of this Agreement, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both could constitute a breach or default) on the part of NFC under the Subscription Agreements or the Forward Purchase Agreements or the Support Agreement or, to the Knowledge of the Buyer Parties, any other party to the Subscription Agreements, the Forward Purchase Agreements or the Support Agreements, and (B) assuming the satisfaction of the conditions contained in Section 8.1 and Section 8.3, the Buyer Parties do not have any reason to believe that any of the conditions to the Permitted Equity Financing contemplated by the Subscription Agreements or the Forward Purchase Agreements will not be satisfied or that the Required Financing Amount will not be available to NFC at the Closing. No commitment fees or other fees are required to be paid pursuant to the Subscription Agreements, the Forward Purchase Agreements or the Support Agreements. The execution, delivery and performance by the Buyer Parties of the Subscription Agreements, the Forward Purchase Agreements and the Support Agreement, and, to the Knowledge of the Buyer Parties, the other parties thereto of the Subscription Agreements, and the Forward Purchase Agreements and the Support Agreements has been duly and validly authorized by all necessary limited partnership, corporate or other similar action.

(d)          As of the Closing and immediately after the transactions contemplated hereby, after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the payment of all fees, costs and expenses payable by the Buyer Parties with respect to the transactions contemplated hereby and in any loans or financing agreements in connection herewith and assuming (i) satisfaction of the conditions to the Buyer Parties’ obligations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) the accuracy of the representations and warranties set forth in Article III and General Partner and Partnership’s compliance with their covenants set forth in this Agreement, the Buyer Parties shall be solvent.

Section 6.5           Certain Fees. Neither any Group Company (prior to the Closing) nor any Seller shall be directly or indirectly obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based on arrangements made by or on behalf of any of the Buyer Parties or any of their Affiliates.

47

Section 6.6           Board Approval; Shareholder Vote. The board of directors of each Buyer Party (including any required committee or subgroup of the board of directors of such Buyer Party) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of such Buyer Party and the shareholders of such Buyer Party. The affirmative vote of holders of a simple majority of the NFC Class A Shares and NFC Class B Shares, voting as a single class, that are voted at the NFC Shareholders Meeting, assuming a quorum is present, to approve the Transaction Proposals are the only votes by the NFC Shareholders necessary in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, except that (i) the NFC Amended Articles Proposal will require only the affirmative vote of holders representing a majority of holders of at least two-thirds (2/3) of the NFC Class A Shares and NFC Class B Shares, voting as a single class, that are voted at the NFC Shareholders Meeting, assuming a quorum is present, and (ii) NFC Director Election Proposal will require only the affirmative vote of holders of not less than a simple majority of the NFC Class B Shares that are voted at the NFC Shareholders Meeting, assuming a quorum is present.

Section 6.7           Trust Account.

(a)          As of the date hereof, NFC has at least US$292,177,475 (the “Trust Amount”) in the account established by NFC for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of June 27, 2018, by and between NFC and the Trustee (the “Trust Agreement”). Other than pursuant to the Trust Agreement and subject to Section 8.1 and Section 8.3, the obligations of NFC under this Agreement are not subject to any conditions regarding NFC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(b)          The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no separate Contracts (i) between NFC and the Trustee that would cause the description of the Trust Agreement in the NFC Reports filed prior to the date of this Agreement to be inaccurate in any material respect, or (ii) to the Knowledge of the Buyer Parties, that would entitle any Person (other than the holders of NFC Public Shares who shall have elected to redeem their NFC Public Shares pursuant to the Organizational Documents of NFC) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account, (B) to pay working capital related costs, and (C) to redeem NFC Public Shares in accordance with the provisions of the Organizational Documents of NFC. There are no Proceedings pending or, to the Knowledge of the Buyer Parties, threatened with respect to the Trust Account.

Section 6.8           Independent Investigations; No Reliance. The Buyer Parties have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Group Companies, which investigation, review and analysis was conducted by the Buyer Parties and their respective Affiliates and, to the extent the Buyer Parties deemed appropriate, by the Representatives of the Buyer Parties. Each Buyer Party acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Group Companies for such purpose. In entering into this Agreement, each Buyer Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Group Companies or any of the Group Companies’ Affiliates or Representatives (except the specific representations and warranties set forth in Article III and Article IV), and each Buyer Party acknowledges and agrees, to the fullest extent permitted by Law, that:

48

(a)          no Group Company or any of its directors, officers, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (A) any of the information set forth the Due Diligence Materials, or (B) the pro-forma financial information, projections or other forward-looking statements of any Group Company, in each case in expectation or furtherance of the transactions contemplated by this Agreement and the Ancillary Agreements; and

(b)          no Group Company nor any of its directors, officers, employees, equityholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to any of the Buyer Parties or their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Group Companies provided to the Buyer Parties, in materials furnished in the Group Companies’ data site (virtual or otherwise), in presentations by the Group Companies’ management or otherwise), to any of the Buyer Parties or their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), unless, in each case, to the extent any such information is also subject to disclosure under this Agreement.

Notwithstanding anything to the contrary in this Section 6.8, nothing in this Section 6.8 shall prejudice or otherwise affect the relevant Parties’ respective representations, warranties, covenants, obligations and rights under Section 3.19, Section 4.4, Section 7.12 or Section 7.19(b).

Article VII
COVENANTS

Section 7.1           No Other Representations or Warranties. The representations and warranties set forth in Article III and any Ancillary Agreement (in the case of General Partner), in Article IV and any Ancillary Agreement (in the case of a Seller) and in Article VI and any Ancillary Agreement (in the case of the Buyer Parties) are the only representations and warranties made by General Partner, such Seller or the Buyer Parties (or any of their respective direct or indirect shareholders, and their and such shareholders’ respective Representatives) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Each of General Partner and the Sellers hereby expressly disclaims any and all reliance of any other statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) by or on behalf of the Buyer Parties (or any of their respective direct or indirect shareholders, and their and such shareholders’ respective Representatives), and each of the Buyer Parties hereby expressly disclaims any and all reliance of any other statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) by or on behalf of each of General Partner and the Sellers (or any of their respective direct or indirect shareholders, and their and such shareholders’ respective Representatives).

49

Section 7.2        Drag-Along. Notwithstanding anything to the contrary herein, no Seller may exercise its drag-along right under the Management Shareholders Agreement with respect to any Management Seller: (a) at any time on or prior to the date falling fifteen (15) days after the date on which NFC has presented to such Management Seller NFC’s offer to cash out and/or roll over his or her Equity Securities in Partnership on the terms and conditions with respect to the Management Sellers as agreed between NFC and the Founder Seller in writing on or about the date hereof, unless such Seller has obtained the prior written consent of Buyer and the Founder Seller, or (b) at any time thereafter, unless such Seller has obtained the prior written consent of Buyer.

Section 7.3         Interim Operations of the Group Companies. Except as (a) set forth in Section 7.3 of the Partnership Disclosure Schedule, (b) expressly contemplated, required or permitted by this Agreement, or (c) required by Law, during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned), General Partner shall, and shall cause each other Group Company to, (i) conduct its business in all material respects in the ordinary course of business, and (ii) use commercially reasonable efforts to maintain and preserve substantially intact its business organization and the goodwill of those having significant business relationships with it and retain the services of its officers and key employees in service as of the date of this Agreement. Without limiting the generality of the foregoing, and except as (A) set forth in Section 7.3 of the Partnership Disclosure Schedule, (B) expressly contemplated, required or permitted by this Agreement, or (C) required by Law, during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, General Partner shall not, and shall not permit any other Group Company to, without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned):

(a)       (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance of any Equity Securities, other than upon exercise of Partnership Options or vesting and settlement of Partnership RSUs outstanding as of the date of this Agreement pursuant to the terms of the Partnership Equity Incentive Plan and the terms of the relevant Partnership Options and Partnership RSUs, in each case, in effect as of the date of this Agreement, (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Equity Securities, other than (A) purchases or other acquisitions (including holdbacks for tax withholding) pursuant to the terms of Benefit Plans in effect on the date of this Agreement and (B) pursuant to agreement in force on the date of this Agreement set forth in Section 7.3(a)(i) of the Partnership Disclosure Schedule, or (iii) split, combine, subdivide or reclassify any of its Equity Securities or declare, set aside for payment or pay any dividend, or make any other distribution in respect of any of its Equity Securities, or otherwise make any payments to its shareholders in their capacity as such, other than dividends declared or paid by any Group Company to either General Partner or Partnership or any other Group Company wholly-owned, directly or indirectly, by either General Partner or Partnership;

50

(b)       (i) incur or guarantee any indebtedness for borrowed money, or  (ii) incur any liabilities under capital leases, individually for an amount in excess of US$1,000,000 and in the aggregate in an amount in excess of US$10,000,000, in each case of clauses (i) and (ii), other than (A) pursuant to plans disclosed in Section 7.3(b) of the Partnership Disclosure Schedule, (B) short-term indebtedness or letter of credit or capital leases incurred in the ordinary course or borrowings under existing credit facilities to the extent required in the ordinary course, (iii) make any loans or advances to any Person (other than General Partner or a wholly-owned Group Company, and other than advances to employees for business expenses of such employees in the ordinary course of business , and other than loans to employees for the exercise of Partnership Options), or (iv) forgive any loans to any employees, officers or directors of any Group Company;

(c)       (i) sell, transfer, mortgage, encumber, grant a Lien with respect to or otherwise dispose of any of its properties or assets which individually or in the aggregate have a fair market value in excess of US$1,000,000 to any Person (other than General Partner or a wholly-owned Group Company), or (ii) cancel, release or assign any indebtedness in excess of US$1,000,000 owed to any Group Company except (A) in the ordinary course of business, (B) pursuant to agreements in force on the date of this Agreement set forth in Section 7.3(c) of the Partnership Disclosure Schedule, or (C) pursuant to plans disclosed in Section 7.3(c) of the Partnership Disclosure Schedule;

(d)       make any acquisition or investment, whether by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets, of or in any Person (other than a wholly-owned Group Company as of the date of this Agreement), except in any such case (i) in the ordinary course of business, (ii) pursuant to agreements in force on the date of this Agreement set forth in Section 7.3(d) of the Partnership Disclosure Schedule, (iii) pursuant to plans disclosed in Section 7.3(d) of the Partnership Disclosure Schedule, or (iv) such other acquisitions and investments (other than in newly formed Group Companies or joint ventures) as do not exceed US$5,000,000 in the aggregate;

(e)       (i) increase the rate or terms of compensation or benefits provided by any Group Company to any of their respective directors, officers, independent contractors or employees, (ii) grant or increase the rate or terms of any bonus, pension, severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any of their respective directors, officers or employees, except in any such case for grants or increases set forth in clause (i) or (ii) (A) required pursuant to the terms of Benefit Plans in effect on the date of this Agreement and set forth in Section 7.3(e) of the Partnership Disclosure Schedule, (B) with respect to increases in wages or bonuses occurring in the ordinary course of business with respect to the Group Company’s directors, officers or employees (other than the CEO, the COO, the CFO, the VPMA, any medical staff whose target annual compensation is expected to exceed US$500,000, and any other director, officer or employee whose target annual compensation is expected to exceed US$300,000), (C) bonuses as set forth in Section 7.3(e) of the Partnership Disclosure Schedule, or (D) required by Law, (iii) establish, adopt or enter into any new Benefit Plan or amend, modify or terminate any existing Benefit Plan, including the Partnership Equity Incentive Plan and/or any Partnership RSUs or Partnership Options, (iv) take any action to accelerate the vesting or payment, or funding of any payment or benefit under, any Benefit Plan, including the Partnership Equity Incentive Plan and/or any Partnership RSUs or Partnership Options, (v) make any equity or equity-based grants to any director, officer, employee, contractor or any other Person, (vi) except as required by Law, enter into any change-in-control, severance or retention agreement with any Person, (vii) hire any medical staff whose target annual compensation is expected to exceed US$500,000, or any other Person whose target annual compensation is expected to exceed US$300,000, or (viii) terminate the employment of any medical staff whose target annual compensation is expected to exceed US$500,000, or any other Person whose target annual compensation is expected to exceed US$300,000, in each case, other than a termination for cause;

51

(f)       amend or propose any amendments to the Organizational Documents of any Group Company;

(g)       liquidate or dissolve, or adopt or enter into a plan of liquidation or dissolution of, any Group Company;

(h)       except as required by the Applicable Accounting Standards or applicable Law, make, change or revoke any Tax election, amend any Tax Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes, settle or resolve any Tax controversy or claim with respect to a material amount of Taxes, change any annual Tax accounting period, or adopt or change any method of Tax accounting;

(i)       other than (x) in the ordinary course of business or (y) as required by the Applicable Accounting Standards or applicable Law, make any material change in accounting policies or procedures;

(j)       settle or compromise (x) any governmental Proceeding or (y) any other Proceeding against any Group Company, in each case, other than settlements or compromises (i) pursuant to which the amounts paid or payable by any Group Company in settlement or compromise do not exceed US$1,500,000 in the aggregate, (ii) that do not create obligations that would impose any material restrictions on the business of any Group Company and (iii) that do not involve the admission of wrongdoing by any Group Company (provided, however, that the requirement set forth in this clause (iii) shall not apply to settlements or compromises of Proceedings in the ordinary course of business involving an immaterial amount and not implicating any criminal wrongdoings or allegations thereof);

(k)       amend, modify or terminate or grant a waiver of any rights under any Company Material Contract or enter into any Contract which if entered into prior to the date of this Agreement would have been a Company Material Contract, except (x) for any modification or amendment that is beneficial to or not materially less favorable to the Group Companies or (y) in the ordinary course of business;

(l)       take any action that is reasonably likely to prevent, delay or impede the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(m)       establish any new Subsidiary of any Group Company or joint venture;

(n)       enter into any commitment or understanding, whether legally binding or not, involving capital expenditure, leases or payment relating to the development or expansion of hospital properties in an amount more than US$15,000,000 in the aggregate; or

(o)       make any commitment to take any of the actions prohibited by this Section 7.3.

52

Without in any way limiting the rights or obligations of any Party under this Agreement, the Parties acknowledge and agree that (i) nothing in this Agreement shall give the Buyer Parties, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing and (ii) prior to the Closing, General Partner and Partnership shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Group Companies.

Section 7.4       NFC Equity Issuances.

(a)       NFC may issue Equity Securities pursuant to the Subscription Agreements, the Forward Purchase Agreements and any additional subscription agreements (the foregoing, as may be amended, supplemented, modified and varied from time to time in accordance with the terms herein and therein, collectively, the “Permitted Equity Financing Agreements” and the equity financing transactions contemplated thereby, the “Permitted Equity Financing”), the proceeds of which are substantially used to pay obligations of the Buyer Parties in connection with the transactions contemplated herein. To the extent that an executed copy of such agreement has not been delivered to General Partner on or prior to the date of this Agreement, Buyer agrees to deliver to General Partner a true and complete copy of any Permitted Equity Financing Agreement promptly after it is executed.

(b)       From and after the date hereof and ending at the earlier of (i) the Closing Date, and (ii) the termination of this Agreement pursuant to Section 9.1, each Buyer Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange, consummate and enforce the Subscription Agreements, the Forward Purchase Agreements and any other Permitted Equity Financing Agreements, on the terms and conditions described in such agreements, including maintaining in effect such agreements and using its reasonable best efforts to (A) satisfy on a timely basis all conditions applicable to such Buyer Party in such agreements and otherwise comply in all material respects with its covenants and obligations thereunder, (B) in the event that all conditions in such agreements (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by such agreements at or prior to the Closing, and (C) enforce its rights under such agreements in the event that all conditions in the such agreements (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable investors to contribute to NFC or any other Buyer Party the amounts payable by such investors under the applicable Subscription Agreement. No Buyer Party shall, without the prior written consent of General Partner (such consent not to be unreasonably withheld, delayed or conditioned), reduce the amount of the Permitted Equity Financing or permit or consent to any amendment, supplement or modification to be made to any Permitted Equity Financing Agreement.

(c)       From the date hereof and ending at the earlier of (i) the Closing Date, and (ii) termination of this Agreement pursuant to Section 9.1, General Partner shall, and shall cause the Group Companies to, use commercially reasonable efforts to cooperate and cause the respective officers, employees and advisors, including legal and accounting, of the Group Companies to provide to the Buyer Parties, at the sole expense of the Buyer Parties, such reasonable cooperation in connection with the arrangement of the Permitted Equity Financing as may be reasonably requested by the Buyer Parties.

53

Section 7.5        Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice NFC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, NFC (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use best efforts to cause the Trustee to (A) pay as and when due all amounts payable to holders of NFC Public Shares who shall have validly elected to redeem their NFC Public Shares pursuant to the Organizational Documents of NFC, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.6        Commercially Reasonable Efforts; Consents.

(a)       Each of the Parties shall cooperate and, without prejudice to any other provision herein, use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities (and, where applicable, shareholders) necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that, (i) in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated herein, and (ii) the foregoing shall not apply to Founder Seller personally in respect of any action or inaction of Founder Seller in her capacity as a director or officer of any Group Company.

(b)       Each Party will promptly provide the other Parties with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law, each of General Partner and Buyer will: (i) promptly notify the other Party of any material written communication made to or received by them, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby; (ii) permit each other to review in advance any proposed material written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) not agree to participate in any material meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; and (iv) furnish each other with copies of all material correspondence, filings and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 7.6(b), this Section 7.6(b) shall not apply to the Fosun Seller with respect to the Fosun Government Filing, provided that the Fosun Seller shall nevertheless keep the other Parties timely informed of, and provide regular updates to the other Parties regarding, the progress and status of the Fosun Government Filing.

54

(c)       No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Notwithstanding the foregoing, this clause (c) shall not prevent or limit Founder Seller personally from taking (or omitting to take) any action in her capacity as a director or officer of any Group Company.

(d)       General Partner shall, and shall procure the relevant Group Companies to, use reasonable efforts to obtain the IFC Consent as soon as practicable but in any event no later than the Closing Date.

(e)       Each Seller hereby expressly, unconditionally and irrevocably consents to the transactions contemplated under this Agreement and the Ancillary Agreements, and waives any tag-along right, right of consent, veto or entitlement, right of first offer, drag-along right or any similar rights it may have (whether pursuant to the General Partner Shareholders Agreement or otherwise) with respect to the transfer by any other Seller of its GP Shares and LP Interests in accordance with this Agreement and the Ancillary Agreements.

Section 7.7        Public Announcements. None of the Parties shall and, each Party shall cause its Affiliates not to, make or issue any public announcement, disclosure, filings or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement, disclosure, filings or press release the content of which is consistent with that of any prior or contemporaneous public announcement, disclosure, filings or press release by any Party in compliance with this Section 7.7. Nothing in this Section 7.7 shall limit any Party from making any announcements, disclosures, filings, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release (including in connection with the exercise of the fiduciary duties of the NFC Board); provided, that, to the extent practicable, the Party making such announcement, disclosures, filings, statement or acknowledgment shall provide such announcement, disclosures, filings, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties; provided, further, that nothing therein shall prohibit or limit the Buyer Parties from disclosing any such information with respect to this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements to their potential Financing Sources (provided that such Financing Sources are obligated to maintain the confidentiality of such information).

Section 7.8        Supplemental Disclosure.

(a)       From the date hereof through the Closing Date, General Partner shall disclose to Buyer any event, fact or circumstance that would reasonably be expected to cause the failure of any condition set forth in Section 8.1 or Section 8.3 to be satisfied, promptly upon becoming aware of any such event, fact or circumstance.

(b)       From the date hereof through the Closing Date, Buyer shall disclose to General Partner any event, fact or circumstance that would reasonably be expected to cause the failure of any condition set forth in Section 8.1 or Section 8.2 to be satisfied, promptly upon becoming aware of any such event, fact or circumstance.

55

Section 7.9        Access to Information; Confidentiality. From the date hereof until the Closing, upon reasonable notice, General Partner shall, and shall cause each other Group Company to, provide to the Buyer Parties and their Representatives (including any Financing Sources and their Representatives) during normal business hours reasonable access to all employee, facilities, Books and Records of the Group Companies reasonably requested. The Buyer Parties and their Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of any Group Company or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of any Group Company of their normal duties, and in such a manner as General Partner reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding the foregoing, nothing herein shall require General Partner to provide access to, or to disclose any information to, the Buyer Parties or any of their Representatives if such access or disclosure, in the good faith reasonable belief of General Partner, (a) would cause significant competitive harm to the Group Companies if the transactions contemplated by this Agreement and the Ancillary Agreements are not consummated, (b) would waive any legal privilege or (c) would be in violation of applicable Laws. The Buyer Parties agree that they shall not, and shall cause their Representatives not to, use any information obtained pursuant to this Section 7.9 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. All of such information provided to the Buyer Parties and their Representative pursuant to this Agreement or any Ancillary Agreement shall be treated as confidential information pursuant to the terms of the confidentiality letter, dated as of September 30, 2018 (the “Confidentiality Agreement”), by and between New Frontier Group Limited and Partnership, the provisions and restrictions of which are by this reference hereby incorporated (as if any reference to “New Frontier Group Limited” therein shall be deemed a reference to a “Buyer Party”); provided, that (i) nothing therein shall prohibit or limit the Buyer Parties from disclosing any such information to their potential Financing Sources (provided, further, that such Financing Sources are obligated to maintain the confidentiality of such information), and (ii) Partnership hereby irrevocably consents to the disclosure of Confidential Information (as defined in the Confidentiality Agreement) by or on behalf of NFC and its Affiliates and other Representatives to the extent such disclosure is reasonably necessary in furtherance of the transactions contemplated by this Agreement and the Ancillary Agreements (provided, that with respect to any such disclosure that would have required Partnership’s consent under the Confidentiality Agreement and for which consent has not previously been given, Partnership shall have the right to review and consent (which consent shall not be unreasonably withheld, delayed or conditioned) to the content of any such disclosure containing such Confidential Information).

Section 7.10       Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes and any conveyance fees or recording charges and all such reasonable costs (including accounting and legal fees) associated with filing all Tax returns related to transfer Taxes incurred by the Group Companies in connection with the transactions contemplated by this Agreement (other than any PRC Transaction Tax) (the “Transfer Taxes”) shall be borne by the Buyer Parties. The Buyer Parties shall be responsible for filing all Tax returns related to Transfer Taxes. All Parties shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

56

Section 7.11       Directors’ and Officers’ Indemnification. From and after the Closing:

(a)       Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement, indemnification agreement or otherwise, solely to the extent of indemnification contained in the Organizational Documents of any Group Company, any employment agreement or indemnification agreement effective as of the date hereof, the Buyer Parties shall and shall cause the applicable Group Company to, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing, subject to the terms hereof, a director or officer of any Group Company or who acts as a fiduciary under any Benefit Plan of any Group Company (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including reasonable attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld, delayed or conditioned) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of any Group Company, a fiduciary under any Benefit Plan of any Group Company or is or was serving at the request, which request was made prior to the date hereof, of any Group Company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated herein, in each case to the fullest extent permitted under applicable Law (and the Buyer Parties shall and shall cause the applicable Group Company to, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted under applicable Law, subject to a requirement to repay such advances if such Indemnified Person is adjudicated to have not been entitled to indemnification pursuant to the terms hereof or otherwise). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Persons (whether arising before or after the Closing), (i) the Indemnified Persons may retain a counsel satisfactory to them, and the Buyer Parties shall and shall cause the applicable Group Company to pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly following receipt of statements therefor and (ii) the Buyer Parties shall and shall cause the applicable Group Company to reasonably assist in the defense of any such matter; provided, that none of any Buyer Party or any Group Company shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Any Indemnified Person wishing to claim indemnification under this Section 7.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Buyer in writing (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 7.11 except to the extent such failure materially prejudices such party’s position with respect to such claims) and shall deliver to Buyer any undertaking required by applicable Law, but, subject to applicable Law, without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein.

57

(b)       The Buyer Parties and the Group Companies shall not amend, repeal or otherwise modify the Organizational Documents of any Group Company in any manner that would affect adversely the rights thereunder with respect to periods prior to the Closing of individuals who at and at any time prior to the Closing were directors or officers of any Group Company except to the extent required by Law. The Buyer Parties shall, and shall cause the Group Companies to, fulfill and honor any indemnification agreements between the Group Companies, on the one hand, and any of their respective directors, officers or employees existing as of the date hereof, to the extent such indemnification agreement has been provided or made available to the Buyer Parties prior to the date hereof.

(c)        The Buyer Parties agree that the Group Companies will cause to be put in place and shall prepay immediately prior to the Closing “tail” insurance policies with a claims period of at least six years from the Closing from an insurance carrier with the same or better credit rating as the Group Companies’ current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Group Companies’ existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Closing.

(d)       In the event that the Buyer Parties, the Group Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of such Buyer Party or Group Company, as the case may be, shall assume the obligations set forth in this Section 7.11. The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, any Party and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 7.11, and his or her heirs and representatives.

Section 7.12       Proxy Statement.

(a)       As promptly as practicable (and, subject to the other Parties’ compliance with their respective obligations under Section 7.12(c) and Section 7.12(d), in any event within five (5) Business Days following the issuance of the audited financial statements specified under Section 7.12(d)) following the execution and delivery of this Agreement by each of the Parties (provided that General Partner has provided to NFC all of the information described in Section 7.12(d)), NFC shall prepare and file with the SEC, in preliminary form, the Proxy Statement and provide therein the holders of NFC Public Shares the opportunity to elect redemption of their NFC Public Shares in connection with the NFC Shareholders Meeting, as required by the Organizational Documents of NFC. Each of NFC and General Partner shall use its commercially reasonable efforts to: (i) cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; and (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff.

(b)       In the Proxy Statement, NFC shall solicit proxies from NFC Shareholders to vote at the NFC Shareholders Meeting in favor of (i) the adoption of this Agreement and the approval of the transactions contemplated hereby, (ii) the approval for purposes of the rules and regulations of NYSE of the issuance of NFC Shares in connection with the Permitted Equity Financing, if and to the extent required, (iii) the approval of the adoption of an equity incentive plan for employees of NFC and its Subsidiaries to be effective upon the Closing, (iv) the adoption and approval of the NFC Amended Articles with effect upon the Closing (the “NFC Amended Articles Proposal”), (v) election of directors of NFC (the “NFC Director Election Proposal”), and (vi) any other proposals NFC and General Partner mutually deem necessary or desirable to consummate the transactions contemplated hereby (the foregoing, collectively, the “Transaction Proposals”). The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

58

(c)       Each Party shall furnish all information concerning such Party and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Prior to filing with the SEC, NFC will make available to General Partner the preliminary Proxy Statement and any amendment or supplement thereto and will provide General Partner and its legal counsel with a reasonable opportunity to comment on such drafts, and shall accept all reasonable comments suggested by General Partner and its legal counsel in good faith. NFC shall promptly notify General Partner upon the receipt of any comments from the SEC with respect to the Proxy Statement or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide General Partner promptly with copies of all correspondence with respect to the Proxy Statement between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of General Partner and NFC shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by NFC and General Partner, NFC shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed, at NFC’s expense, as promptly as practicable thereafter to its shareholders of record, as of the record date to be established by the NFC Board. If at any time prior to receipt of the NFC Shareholder Approval, any information should be discovered by NFC or General Partner that should be set forth in an amendment or supplement to the Proxy Statement, so that such Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, if and as required by Law, disseminated to the NFC Shareholders.

(d)       General Partner shall (i) use its commercially reasonable efforts to promptly provide NFC with all information concerning the Group Companies (including, without limitation, with respect to the management, operations and financial condition thereof) reasonably requested by NFC that is required for inclusion in the Proxy Statement and any amendment or supplement to the Proxy Statement, and (ii) cause the officers and employees of the Group Companies to be reasonably available to NFC and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC. Without limitation to the foregoing, (x) General Partner shall use its commercially reasonable efforts to provide (1) the Annual Financial Statements and (2) if required by applicable Laws or relevant regulatory authorities, the audited consolidated financial statements of General Partner consisting of the balance sheets as of and for each of the fiscal years ended December 31, 2017 and December 31, 2018 and the income statements, statement of changes in equity and statement of cash flow (including any related notes thereto and the related auditor’s reports thereon issued by a Qualified Auditor) as of and for each of the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, in each case of (1) and (2), prepared in accordance with Regulation S-X of the SEC with related auditor’s reports thereon issued by a Qualified Auditor under auditing standards promulgated by the PCAOB and (y) in the event that, as of September 30, 2019, the Proxy Statement has not yet been mailed to NFC Shareholders, General Partner shall use its commercially reasonable efforts to promptly thereafter provide the unaudited consolidated financial statements of Partnership and, if required by applicable Laws or relevant regulatory authorities, of General Partner, in each case consisting of the balance sheet and the related income statement, statement of changes in equity and statement of cash flow as of and for the six-month period ending on June 30, 2019, which shall (A) be prepared in accordance with the Applicable Accounting Standards applied on a consistent basis throughout such period (except subject to normal and recurring year-end adjustments, none of which would be material individually or in the aggregate, and the absence of notes thereto), and in accordance with Regulation S-X of the SEC, and (B) fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Partnership (or General Partner, as applicable) as at June 30, 2019 and for the period indicated therein. NFC shall not terminate or withdraw the NFC Shareholder Redemption other than in connection with a valid termination of this Agreement in accordance with Article IX. NFC shall extend the NFC Shareholder Redemption for any period required by any rule, regulation, interpretation or position of the SEC, NYSE or the respective staff thereof that is applicable to its offer of the NFC Shareholder Redemption. Nothing in this Section 7.12(d) shall (i) impose any obligation on NFC to extend its offer of NFC Shareholder Redemption beyond a termination of this Agreement, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Buyer to terminate this Agreement in accordance with Article IX.

59

Section 7.13       NFC Shareholders Meeting. NFC shall: (a) take all action necessary under applicable Law and its Organizational Documents to call, give notice of, convene and hold a meeting of NFC Shareholders (the “NFC Shareholders Meeting”) to seek the NFC Shareholder Approval, which meeting will be held as promptly as reasonably practicable following the date that the Proxy Statement is mailed to NFC Shareholders; and (b) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, NFC Shareholders. NFC shall, through the NFC Board, recommend to NFC Shareholders that they vote in favor of the Transaction Proposals (the “NFC Board Recommendation”), and, subject to the following sentence, NFC shall include the NFC Board Recommendation in the Proxy Statement. The NFC Board shall not (and no duly authorized committee thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, in a manner adverse to General Partner, the NFC Board Recommendation (a “Change in Recommendation”); provided, that the NFC Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach of its fiduciary duties to NFC under applicable Law; provided, however, that the NFC Board may not make such Change in Recommendation unless (i) the NFC Board has provided prior written notice to General Partner (a “NFC Recommendation Change Notice”) that it is prepared to effect a Change in Recommendation at least five (5) Business Days prior to taking such action, which notice shall specify the basis for such Change in Recommendation, (ii) during the five (5) Business Day period after delivery of the NFC Recommendation Change Notice, NFC negotiates in good faith with General Partner regarding any revisions to this Agreement that General Partner proposes to make and (iii) at the end of such five (5) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by General Partner, the NFC Board determines in good faith (after consultation with outside legal counsel) that the failure to make such a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary duties to NFC under applicable Law. Any Change in Recommendation shall not invalidate the approval of this Agreement by the NFC Board. NFC agrees that it will establish a record date for, duly call, give notice of, convene and hold the NFC Shareholders Meeting and submit for the approval of NFC Shareholders the matters contemplated by the Proxy Statement, regardless of whether or not there has been any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, NFC may adjourn, postpone and/or recess the NFC Shareholders Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the NFC Board has determined in good faith is required by applicable Law is provided to NFC Shareholders prior to the NFC Shareholders Meeting, or (B) if, as of the time for which the NFC Shareholders Meeting is scheduled, there are insufficient NFC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the NFC Shareholders Meeting or in order to solicit additional proxies from NFC Shareholders in favor of the adoption of each of the Transaction Proposals if the proxies then received are insufficient to obtain the NFC Shareholder Approval; provided, that, in the event of an adjournment, postponement and/or recess pursuant to clauses (A) or (B) above, the NFC Shareholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 7.14       Fosun Shareholders Meeting. As promptly as practicable following the date hereof (provided that the Fosun Seller shall have received the audited financial statements of the Group Companies prepared in accordance with the PRC generally accepted accounting principles for the fiscal year ended December 31, 2018 and the first five months of 2019 ended May 31, 2019 (the “Fosun Required Financials”) which are necessary for inclusion in the Fosun Shareholder Circular in accordance with the rules and regulations of the applicable stock exchanges and applicable Laws, and General Partner shall provide such audited financial statements to the Fosun Seller as soon as reasonably practicable), the Fosun Seller shall ensure that Fosun Pharma prepare and publicly distribute a shareholder circular in relation the transactions contemplated hereby and by the Ancillary Agreements (the “Fosun Shareholder Circular”). The Fosun Seller shall use its commercially reasonable efforts to cause the Fosun Shareholder Circular to comply in all material respects with the rules and regulations of the applicable stock exchanges and applicable Laws. The Fosun Seller shall use its reasonable best efforts (and shall use its reasonable best effort to cause its applicable Affiliates to): (a) take all action necessary under applicable Law, rules and regulations of the applicable stock exchanges and its Organizational Documents to call, give notice of, convene and hold a meeting of the shareholders of Fosun Pharma (the “Fosun Shareholders Meeting”) to seek and obtain the Fosun Shareholder Approval, which meeting will be held as promptly as reasonably practicable and in any event before November 30, 2019 (provided that the Fosun Seller shall have received the Fosun Required Financials by September 30, 2019); and (b) submit the transactions contemplated hereby and by the applicable Ancillary Agreements to shareholders of Fosun Pharma.

60

Section 7.15       Non-solicitation.

(a)       From the date of this Agreement until the earlier of (x) the Closing or (y) the date on which this Agreement is terminated pursuant to Section 9.1, other than in connection with the transactions contemplated hereby, each Buyer Party agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates or Representatives, in each case in such Representative’s capacity in such role with the applicable Buyer Party, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an initial Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any initial Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or informs such Buyer Party that is considering making, a proposal with respect to an initial Business Combination, or (iii) enter into any agreement relating to an initial Business Combination. Each Buyer Party shall promptly notify General Partner of any submissions, proposals or offers made with respect to an initial Business Combination as soon as practicable following such Buyer Party’s awareness thereof.

(b)       From the date of this Agreement until the earlier of (x) the Closing or (y) the date on which this Agreement is terminated pursuant to Section 9.1, other than in connection with the transactions contemplated hereby, each of the Sellers and General Partner agrees that it will not, and will not authorize or (to the extent within its control) permit any Group Company or any of its or their respective Affiliates or Representatives, in each case in such Representative’s capacity in such role with such Seller, General Partner or the applicable Group Company, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an Acquisition Proposal, (ii) enter into, engage in or continue any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs such Seller, General Partner or the applicable Group Company that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. General Partner shall give notice of any Acquisition Proposal to NFC as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with the Buyer Parties) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the direct or indirect acquisition of all or any material portion of General Partner or the Group Companies or their respective businesses or assets (other than sale of inventory in the ordinary course of business) or any material portion of General Partner’s or the Group Companies’ Equity Securities.

Section 7.16       Release and Discharge.

(a)       Effective as of and contingent upon the Closing, to the fullest extent permitted by applicable Law, each of the Sellers, General Partner and Partnership, on behalf of itself and on behalf of its stockholders, shareholders or members, as applicable, assigns and beneficiaries, successors and assigns of any of them (collectively, the “Releasing Persons”), hereby unconditionally and irrevocably waives, fully and finally releases, acquits and forever discharges each Group Company and its stockholders, shareholders or members, as applicable, assigns and beneficiaries, successors and assigns of any of them, Affiliates and predecessors, successors and assigns of any of them (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, debts, demands, damages, costs, expenses, compensation or liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, direct or derivative on behalf of any Person, and whether arising under any agreement or understanding or otherwise at Law or equity (“Released Claims”), which such Releasing Persons, or any of them, had, has, or may have had arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising or existing, or occurring, in whole or in part, at any time in the past until and including the Closing against any of the Released Persons with respect to any Group Company, arising out of, relating to or in connection with such Seller , General Partner or Partnership’s direct or indirect ownership of equity interests in any Group Company (the “Seller Release”). The Seller Release shall be effective as a full, final and irrevocable accord and satisfaction and release of all of the Released Claims.

61

(b)       Each of the Sellers, General Partner and Partnership agrees that if it is finally adjudicated to have violated any provision of this Section 7.16, such Seller, General Partner or Partnership (as the case may be) will pay the costs and expenses of defending against any related or resulting Proceedings incurred by the Released Persons, including reasonable attorney’s fees.

Section 7.17       Approval of 280G Payments. With respect to any payment or benefit arising in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, prior to the Closing, Partnership shall use commercially reasonable efforts to (i) seek a waiver from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) entitled to receive a payment that is reasonably expected to be a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) (each, a “Section 280G Waiver”) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements of his or her rights to receive such payments and/or benefits constituting parachute payments (the “Waived 280G Benefits”) and (ii) cause Chindex Delaware to deliver to all stockholders who are entitled to vote, prior to such vote, an adequate written disclosure statement that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, and which solicits the approval by all stockholders entitled to vote, in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any payments that would reasonably be expected, in the absence of such approval, to constitute “parachute payments” (the “280G Stockholder Approval”). Additionally, at least seven (7) days prior to using commercially reasonable efforts to seek to obtain the Section 280G Waivers and the Section 280G Stockholder Approval, Partnership or Chindex Delaware shall provide drafts of Section 280G Waivers and such Section 280G Stockholder Approval materials to Buyer for its review, comment and approval (which approval shall not be unreasonably withheld). At least one (1) Business Day prior to the Closing Date, Partnership or Chindex Delaware shall deliver to Buyer evidence that a vote of Chindex Delaware’s stockholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 7.17 and that either (i) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits or (ii) the requisite number of stockholder votes was not obtained with respect to the Waived 280G Benefits.

62

Section 7.18       Debt Financing.

(a)       Each Buyer Party shall use reasonable best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on or prior to the Closing Date on the terms and conditions described in the Debt Commitment Letters (subject to any “flex” provisions applicable thereto), including to (i) maintain in effect the commitment for the Debt Financing set forth in the Debt Commitment Letters, (ii) negotiate, execute, and deliver definitive agreements with respect to the Debt Financing having terms and conditions contemplated by the Debt Commitment Letters (including any flex terms in the Debt Commitment Letters) and on such other terms that would not (A) reduce the aggregate amount of the Debt Financing such that the Buyer Parties would not have sufficient funds at Closing to pay the Required Financing Amount or (B) impose new or additional conditions to the receipt of the Debt Financing, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing, in each case, in a manner that would reasonably be expected to (1) materially delay the timing of the Debt Financing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (3) adversely affect in any material respect (x) the ability of the Buyer Parties to enforce their rights against the other parties to the Debt Commitment Letters or (y) the ability of the Buyer Parties to consummate the transactions hereunder (any such event described in (A) or (B), an “Adverse Effect on Financing”), (iii) satisfy and cause to be satisfied, on a timely basis, all conditions applicable to the Buyer Parties in such Debt Commitment Letters and the definitive agreements related thereto, and (iv) subject to the terms of the Debt Commitment Letters and upon the satisfaction of the conditions set forth in the Debt Commitment Letters, consummate the Debt Financing at or prior to the Closing, including by using reasonable best efforts to enforce their rights to do so.

(b)       If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters (including any related flex terms), each Buyer Party shall promptly notify General Partner of such situation and use their reasonable best efforts to arrange to obtain alternative debt financing (an “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated hereby and on terms in the aggregate not materially less favorable to the Buyer Parties in the reasonable judgment of NFC than the Debt Financing contemplated by the Debt Commitment Letters; provided, however, that any such alternative financing will not, without the prior written consent of General Partner (not to be unreasonably withheld, conditioned or delayed), reasonably be expected to have an Adverse Effect on Financing and such Buyer Party shall as soon as reasonably practicable deliver a true, correct and complete copy of each Alternative Financing commitment letter to General Partner. Without the prior written consent of General Partner (not to be unreasonably withheld, conditioned or delayed), each Buyer Party shall not amend or modify the Debt Commitment Letters in a manner that could reasonably be expected to have an Adverse Effect on Financing (it being understood the Debt Financing may be replaced so long as such replacement does not have an Adverse Effect on Financing); provided, however, that additional Financing Sources may be added to any Debt Commitment Letters in accordance with the terms thereof, if the addition of such additional parties, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the availability of the Debt Financing under the Debt Commitment Letters or the consummation of the transactions described herein.

63

(c)       Prior to the Closing, the Buyer Parties shall keep General Partner reasonably informed, upon the reasonable request of General Partner, of the status of its efforts to arrange the Debt Financing and provide General Partner with copies of the material executed definitive agreements for the Debt Financing and such other information and documentation and shall give General Partner prompt notice of any breach of any material provisions of any of the Debt Commitment Letters or definitive document related to the Debt Financing by any party to any Debt Commitment Letters or definitive document related to the Debt Financing to the extent such breach could reasonably be expected to have Adverse Effect on Financing. The Buyer Parties acknowledge and agree that the obtaining of the Debt Financing, or any Alternative Financing, is not a condition to Closing.

Section 7.19      Debt Financing Cooperation.

(a)       Prior to the earlier of (x) the Closing Date and (y) termination of this Agreement pursuant to Section 9.1, General Partner and Partnership shall provide, and shall use their commercially reasonable efforts to cause the Group Companies and their respective Representatives to provide, the Buyer Parties such cooperation as may be reasonably requested by the Buyer Parties with respect to the Debt Financing (or any Alternative Financing). Such cooperation shall include:

(i)       upon reasonable notice, (A) make appropriate senior officer reasonably available to participate in “bank meetings” of prospective lenders at times during normal business hours and locations to be mutually agreed upon (and to the extent necessary, one or more conference calls with prospective lenders in addition to any such meetings), and sessions with rating agencies to the extent the Buyer Parties are attempting to obtain a public corporate credit rating and public corporate family rating pursuant to the Debt Commitment Letters, the commitment letter relating to the Alternative Financing or any definitive documentation relating thereto, and (B) cause customary direct contact between senior management, Representatives and advisors of the Group Companies, on the one hand, and the proposed lenders providing the Debt Financing (or any Alternative Financing) or their Representatives on the other hand at mutually agreed upon times and locations during normal business hours;

(ii)       assist with the due diligence efforts of potential lenders and the preparation of customary marketing materials for the Debt Financing (or any Alternative Financing), including bank confidential information memoranda, lenders presentations, rating agency presentations and similar documents reasonably necessary in connection with the Debt Financing (or any Alternative Financing), including delivering a customary authorization letter (which shall include a representation to the Financing Sources in connection with (i) the preparation of each financial statements and other financial data of the Group Companies and (ii) as to the accuracy or (as applicable) fairness of the information about the Group Companies contained in the disclosure and marketing materials related to the Debt Financing (or any Alternative Financing) and the Required Financial Information);

(iii)       furnishing the Buyer Parties and its Financing Sources with the Required Financial Information reasonably requested by the Buyer Parties (as soon as reasonably practicable after the date hereof) in each case that is Compliant;

(iv)       (A) assist in facilitating the pledge of collateral and the obtaining of guarantees as of the Closing (but not before) and (B) execute and deliver, solely to the extent effective as of the Closing, customary definitive financing documentation, including customary pledge and security documents and certificates, documents and instruments related to guarantees and collateral (including the delivering or procuring the delivery of share certificates required to be delivered as conditions to the Debt Financing (or any Alternative Financing)), in each case, to the extent required by the Debt Commitment Letters, the commitment letter relating to the Alternative Financing or any definitive documentation relating thereto;

64

(v)       using reasonable best efforts to obtain accountants’ consents to use the accountant’s audit reports relating to the Group Companies and other documents required by the Debt Commitment Letters, the commitment letter relating to the Alternative Financing or any definitive documentation relating thereto;

(vi)       to the extent requested by the Buyer Parties at least seven (7) Business Days prior to the Closing Date, furnish the Buyer Parties and their Financing Sources information with respect to the Group Companies required by regulatory authorities including under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act required under the Debt Commitment Letters, the commitment letter relating to the Alternative Financing or any definitive documentation relating thereto; and

(vii)       furnish the Buyer Parties with such other customary information regarding the Group Companies (which may be further disclosed and shared with their Financing Sources) as may be reasonably requested by the Buyer Parties to the extent that such information is reasonably available to the Group Companies and is of the type and form customarily included in a bank information memorandum and to the extent contemplated by the Debt Commitment Letters, the commitment letter relating to the Alternative Financing or any definitive documentation relating thereto;

provided, that in no event shall any of General Partner and the Group Companies be required to pay any commitment or other fee or incur any other cost, expense, or liability in connection with the Debt Financing prior to the Closing, and provided, further, that nothing herein will require such cooperation (A) to the extent it unreasonably interferes with the operations of any Group Company or (B) which would violate any obligations or confidentiality or result in violation of any applicable Laws or loss of any privilege or (C) which would require General Partner, any Group Company or any of their respective stockholders, directors or officers to execute any agreement, certificate, document or instrument with respect to the Debt Financing (or the Alternative Financing) that would be effective prior to the Closing. The General Partner and Partnership hereby consent on behalf of the Group Companies to the use of the logos and marks of the Group Companies in connection with the Debt Financing and/or Alternative Financing; provided, however, that such logos and/or marks are used solely in a manner that is not intended, or reasonably likely, to harm or disparage any Group Company or the reputation or goodwill of any Group Company.

(b)       The Buyer Parties shall promptly, upon request by General Partner or any Group Company, reimburse General Partner or the relevant Group Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by General Partner or the relevant Group Company in connection with their cooperation contemplated by Section 7.19(a). Except as expressly set forth in this Agreement, in no event will General Partner, the Group Companies or their Representatives have any liability of any kind or nature to the Buyer Parties, Financing Sources or any other Person arising or resulting from the cooperation provided in Section 7.19(a). Without affecting the rights of the Buyer Parties under this Agreement, the Buyer Parties shall indemnify and hold harmless General Partner, the Group Companies and their respective Affiliates and Representatives from and against any and all losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith; provided, however, that Buyer Parties shall not be required to indemnify and hold harmless General Partner, the Group Companies and their respective Affiliates and Representatives to the extent that such losses arise from information provided by General Partner, the Group Companies or their respective Affiliates and Representatives to the Buyer Parties in writing specifically for use in the Debt Financing that contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

65

Section 7.20      Press Release. Prior to the Closing, General Partner, Buyer and Founder Seller shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (the “Closing Press Release”). As soon as practicable after the Closing, the Buyer Parties shall distribute the Closing Press Release.

Section 7.21      Certain PRC Tax Filings and Payments.

(a)       Each of the Sellers and the Buyer Parties hereby acknowledges, covenants and agrees that (i) the Buyer Parties shall have no obligation to pay any Tax of any nature that is required by applicable PRC Laws to be paid by any Seller or their respective Affiliates, direct and indirect partners, members, stockholders or shareholders arising out of the transactions contemplated by this Agreement; and (ii) each of the Sellers agrees to bear and pay any Tax of any nature that is required by applicable PRC Law to be paid by it or its Affiliates arising out of the transactions contemplated by this Agreement (such Tax, the “PRC Transaction Tax”).

(b)       The Sellers shall collectively engage, authorize and procure a Qualified Tax Advisor (whose fees and expenses shall be borne and paid by the Sellers and not by any Buyer Parties or any Group Company) to, as soon as possible (and in any event within thirty (30) days) after the Closing, duly and properly submit to any one of Relevant PRC Tax Authorities the Tax filings and disclosures that are required by the Indirect Transfer Guidance in connection with the transactions contemplated hereby, and shall (x) provide draft filings to Buyer for review reasonably in advance, consider in good faith any comments thereto by Buyer, and (y) provide Buyer with sufficient evidence (as specified below in this Section 7.21(b)) that such Tax filings have been made in accordance with applicable Law as soon as reasonably practicable. Each of the Sellers agrees to use commercially reasonable efforts to, after such Tax filing, promptly submit, or cause the Qualified Tax Advisor to submit, all documents supplementally requested by the Relevant PRC Tax Authority in connection with such Tax filing. For purposes of this Section 7.21(b), an acknowledgement or receipt in respect of the filing by or on behalf of any Seller issued by the Relevant PRC Tax Authority or the original signature of an official of the Relevant PRC Tax Authority on the duplicate of the filing documents submitted by or on behalf of such Seller shall be sufficient evidence that a Tax filing has been made in respect of such Seller. For purposes hereof, “Relevant PRC Tax Authorities” means the PRC Tax Authorities with which the Tax filings and disclosures in connection with the transactions contemplated hereby are required to be made pursuant to applicable Laws.

66

(c)       The Sellers shall regularly follow up with the Relevant PRC Tax Authority on the status of their Tax filings, respond to any requests by the Relevant PRC Tax Authorities for additional information or materials and the payment of any such Taxes so assessed.

(d)       To the extent that any Seller is finally determined by the Relevant PRC Tax Authority to be required by applicable Law to pay Taxes in connection with the transactions contemplated hereby, such Seller shall, individually and severally and not jointly with any other Seller, promptly pay such Taxes and shall provide Buyer, as soon as reasonably practicable, with evidence that such Taxes have been paid in the form of a copy of a receipt of payment issued by the Relevant PRC Tax Authority. For the avoidance of doubt, nothing herein shall prevent Sellers from contesting any assessment in good faith and in accordance with applicable Law.

(e)       Nothing herein shall be deemed to prevent or restrict Buyer or any Group Company from making any Tax reporting or filing in relation to the transactions contemplated by this Agreement that is required to be made by Buyer or such Group Company under applicable PRC Tax Laws (including the Indirect Transfer Guidance); provided, however, that Buyer and each Group Company shall (i) keep the Sellers reasonably informed of the details of any such Tax reporting or filing; (ii) provide draft filings to the Sellers for review reasonably in advance of any filing, and take into account and reflect any reasonable comments provided by the Sellers with respect thereto, (iii) provide any evidence that such Tax reporting or filing has been made to any Seller with respect hereto, (iv) if the reporting or filing relates to a PRC Transaction Tax, permit the Sellers (and their authorized representatives) to participate in a meaningful and direct manner (at their expense) in the process of meeting, communicating and negotiating with the Relevant PRC Tax Authority, and (v) provide all such information and documentation which the Sellers may reasonably request from time to time in order to assist and participate in the negotiation process.

(f)        Each of the Sellers shall, severally and not jointly, indemnify and hold harmless the Buyer Parties (and, from and after the Closing, the Group Companies) from any actual losses (including the reasonable costs and expenses) suffered by any of them arising out of any breach by such Seller of its obligations under this Section 7.21.  To the extent a Buyer Party or its Affiliates receives written notice of an audit, court or administrative proceeding, investigation or other dispute relating to the PRC Transaction Tax arising out of the sale and transfer of the Equity Securities contemplated by this Agreement (a “PRC Transaction Tax Contest”), it shall promptly provide notice of such PRC Transaction Tax Contest to the applicable Seller (but failure to give such notice shall not relieve such Seller of any liability hereunder except to the extent, if any, that the rights of such Seller with respect to such claim are actually prejudiced). The applicable Seller shall, at its election and expense, have the right to represent the Buyer Parties and their Affiliates, employ reputable counsel of its choice and to control the conduct of such PRC Transaction Tax Contest and the applicable Seller shall have the right to settle or dispose of any such PRC Transaction Tax Contest; provided, however, that, in respect of issues that would reasonably be expected to have an adverse effect on the Tax liability of the Buyer Parties, the applicable Seller (i) shall consult with the applicable Buyer Party regarding any such issues raised in PRC Transaction Tax Contest, (ii) shall allow such Buyer Party to participate in any such proceeding (at its own cost and expense) solely in respect of any such issues and (iii) shall not settle any such PRC Transaction Tax Contest without such Buyer Party consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, further, a Seller may not elect to control the conduct of such PRC Transaction Tax Contest unless and until such Seller provides written confirmation reasonably satisfaction to the Buyer Parties that such Seller shall indemnify and hold harmless the Buyer Parties (and, from and after the Closing, the Group Companies) from (x) any PRC Transaction Taxes imposed as a result of the settlement or disposition of such PRC Transaction Tax Contest and (y) any actual costs incurred by the Buyer Parties in cooperating with such Seller in connection with such PRC Transaction Tax Contest (other than the costs specifically allocated to the Buyer Parties pursuant to this Section 7.21(f)).

67

Section 7.22      Tax Matters.

(a)       From and after the execution of this Agreement until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, notwithstanding anything to the contrary in Section 7.3, General Partner, Partnership and the Sellers shall not permit, except in the ordinary course of business of the Group Companies or as may be required by Law, (i) any material assets to be transferred from Harmony Healthcare, Inc. or any of its Subsidiaries, to Chindex Delaware or any of its Subsidiaries, or any material liabilities to be transferred from Chindex Delaware or any of its Subsidiaries to Harmony Healthcare Inc., or any of its Subsidiaries, or (ii) Chindex Delaware, directly or indirectly through its Subsidiaries, to acquire any material assets or Harmony Healthcare, Inc., directly or indirectly through its Subsidiaries, to make any material distributions or incur any material liabilities, that in each case of (i) and (ii), that would reasonably be expected to increase the percentage of the total value of the Partnership that is attributable to Chindex Delaware.

(b)       The Sellers, General Partner, Partnership, the Buyer Parties and each Group Company agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to Books and Records) relating to the Group Companies and assistance and cooperation, as is reasonably requested for the filing of any Tax Return (including any reporting and filing in relation to any PRC Transaction Tax) and for the preparation of, and for the prosecution or defense of any Tax audit (including any PRC Transaction Tax Contest).

(c)       Notwithstanding anything to the contrary contained herein, (i) to the extent a Buyer Party, Partnership or General Partner receives written notice of an audit, court or administrative proceeding, investigation or other dispute relating to a U.S. federal, state or local tax audit of Partnership for a tax year (or portion thereof) that ends on or before the Closing Date (a “Partnership U.S. Tax Audit”), it shall promptly provide notice of such Partnership U.S. Tax Audit to the Sponsor (but failure to give such notice shall not relieve the Sellers of liability hereunder except to the extent, if any, that the rights of Seller with respect to such Partnership U.S. Tax Audit are actually prejudiced); (ii) the Sponsor, at its election, shall have the right to represent Partnership and General Partner, employ reputable counsel of its choice at its expense and to control the conduct of such Partnership U.S. Tax Audit; (iii) the Sponsor, shall have the right to settle or dispose of any such Partnership U.S. Tax Audit, provided, however, that the Sponsor, shall consult with the Buyer Party regarding any such Partnership U.S. Tax Audit, shall allow such Buyer Party to participate in any such Partnership U.S. Tax Audit (at its own cost and expense) and, in respect of a Partnership U.S. Tax Audit for which a “push-out” election in accordance with Section 7.22(c)(iv) is not made, shall not settle such Partnership U.S. Tax Audit without the prior written consent of such Buyer Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (iv) to the extent permitted by applicable Law, Partnership shall make a “push-out” election pursuant to Section 6226 of the Code (and any corresponding applicable provisions of state and local laws) with respect to an “imputed underpayment” imposed with respect to such Partnership U.S. Tax Audit.

68

Section 7.23      VIE Structure. As soon as reasonably practicable after the date hereof and in any event prior to the Closing, General Partner shall cause (i) customary “variable interest entity” agreements in form and substance reasonably satisfactory to Buyer to be entered into between each Person who holds any equity interest in any Group Company incorporated in the PRC on trust for, or pursuant to a nominee arrangement in favor or, another Group Company, on the one hand, and an appropriate Group Company incorporated in the PRC, on the other hand, and (ii) all related filings and registrations with the applicable Governmental Entities in connection therewith to be duly completed.

Section 7.24      Employee Matters. For the one (1)-year period following the Closing Date (or, (a) if earlier, the date of the employee’s termination of employment with the Group Companies or (b) if later, such date as required by applicable Law), the Buyer Parties shall and shall cause the Group Companies to provide each employee of the Group Companies who remains employed immediately after the Closing (the “Continuing Employees”) with (i) base salary and hourly wage, as applicable, that are at least as favorable to that provided to the Continuing Employee immediately prior to the Closing and (ii) annual cash-based bonus incentive opportunities that are substantially comparable, in the aggregate, to the aggregate annual cash-based bonus incentive opportunities provided to the Continuing Employee immediately prior to the Closing, and (iii) employee benefits (excluding deferred compensation, nonqualified retirement, and defined benefit pension benefits, and equity and equity-based compensation opportunities) that are substantially comparable in the aggregate to those employee benefits provided to such Continuing Employee immediately prior to the Closing; provided, that nothing herein shall limit the right of the Buyer Parties or any of the Group Companies to terminate the employment of any Continuing Employee at any time or require the Buyer Parties or any of the Group Companies to provide any such employee benefits, rate of base salary or hourly wage, or annual cash-based bonus opportunities for any period following any such termination. The provisions of this Section 7.24 are solely for the Parties, and no current or former employee, director or contractor or any other individual associated therewith or any Person other than the Parties shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing herein shall be construed as an amendment to any Benefit Plan or other employee benefit plan for any purposes. Nothing in this Section 7.24 shall be construed to (x) limit the right of the Buyer Parties or any of their Affiliates to amend or terminate any employee benefit plan, or require the Buyer Parties or any of their Affiliates to establish or maintain any specific employee benefit plan, (y) require the Buyer Parties or any of its Subsidiaries (including, on and after the Closing, the Group Companies) to retain the employment of any particular Continuing Employee for any fixed period of time following the Closing Date, or (z) create a right in any Continuing Employee to any particular term or condition of employment.

Section 7.25      Transaction Litigation. Each Party shall give the other Parties the opportunity to participate in the defense, settlement or prosecution of any Proceeding commenced following the date hereof related to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby at such Party’s sole cost and expense.

Section 7.26      Net Debt Position. General Partner and Partnership shall use their commercially reasonable efforts to procure that the cash and cash equivalents of the Group Companies as of June 30, 2019 will be not less than the aggregate amount then outstanding under the IFC Loans.

69

Section 7.27      Leakage.

(a)       From (and excluding) the date hereof to (and including) the Closing Date, General Partner and Partnership shall not, and each Seller shall cause General Partner and Partnership to not, permit the occurrence of any Leakage with respect to any Seller.

(b)       If at any time prior to the Closing Date, General Partner, Partnership or any Seller becomes aware of the occurrence of any Leakage with respect to any Seller during the Locked-Box Period, such Party shall promptly (and in any event within five (5) Business Days) notify the Buyer Parties of the occurrence of such Leakage, the amount thereof and other reasonable details of such Leakage, and the amount of such Leakage shall be deducted from the Purchase Price of the relevant Seller at the Closing in accordance with Section 2.5.

(c)       Subject to the Closing having taken place, in the event of any breach of Section 7.27(a), each Seller (solely in respect of itself and not in respect of any other Seller) shall on demand by Buyer pay to Buyer, on a dollar for dollar basis, an amount equal to the amount of the Leakage of such Seller, except to the extent that the Purchase Price of such Seller at the Closing has been reduced in respect of such Leakage pursuant to Section 2.5.

(d)       Notwithstanding Section 7.27(c), no Seller is liable to make a payment under Section 7.27(c) unless Buyer has notified such Seller in writing of the breach of Section 7.27(a) stating in reasonable detail the nature of the breach and, if practicable, the amount claimed, on or before the date falling six (6) months after the Closing.

(e)       For the avoidance of doubt, except as provided under Section 7.27(d), the liability of each Seller under this Section 7.27 shall not be limited, restricted or excluded in any respect by any other provision of this Agreement. Nothing in this Section 7.27 shall have the effect of limiting, restricting or excluding any liability arising as a result of any fraud, willful misconduct or willful concealment.

Article VIII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 8.1        Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a)       No Injunction. There shall be no effective Order of any nature prohibiting the consummation of the transactions contemplated hereby and no Law shall have been adopted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited;

(b)       NFC Shareholder Approval. The NFC Shareholder Approval (other than the approval of the NFC Shareholders with respect to the NFC Amended Articles Proposal) shall have been duly obtained;

(c)       Necessary Authorizations. All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of NFC Class A Shares to be issued in connection with the transactions contemplated hereby shall have been obtained and shall be in effect;

70

(d)       NFC Shareholder Redemption. The NFC Shareholder Redemption shall have been completed in accordance with the terms hereof and the Proxy Statement; and

(e)       Net Tangible Assets. NFC shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining;

(f)       Minimum Available Cash. The amount of Available Cash as of immediately prior to the Closing shall be not less than the amount of Necessary Cash; and

(g)       Fosun Shareholder Approval. The Fosun Shareholder Approval shall have been duly obtained.

Section 8.2        Conditions to Obligations of General Partner, Partnership and the Sellers. The obligations of General Partner, Partnership and the Sellers to consummate the transactions contemplated by this Agreement are, in addition to the conditions specified in Section 8.1, further subject to the satisfaction (or written waiver by General Partner) at or prior to the Closing of the following conditions:

(a)       Representations and Warranties.

(i)       The representations and warranties regarding the Buyer Parties contained in Section 6.1 (Organization), Section 6.2 (Authorization), Section 6.5 (Certain Fees), Section 6.6 (Board Approval; Shareholder Vote) shall be true and correct in all but de minimis respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all but de minimis respects as of such earlier date); and

(ii)       the other representations and warranties of the Buyer Parties contained in Article VI shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Buyer Material Adverse Effect (ignoring for the purposes of this Section 8.2(a)(ii) any qualifications by “material adverse effect” or “materiality” contained in such representations or warranties);

(b)       Performance of Obligations. Each of the Buyer Parties shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof and shall not have breached in any material respect any of its covenants or agreements;

(c)       No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Buyer Material Adverse Effect; and

(d)       Buyer Closing Certificate. An authorized officer of Buyer shall have executed and delivered to Partnership a certificate (the “Buyer Closing Certificate”) to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

71

Section 8.3        Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement are, in addition to the conditions specified in Section 8.1, subject to the satisfaction (or written waiver by Buyer) at or prior to the Closing of the following conditions:

(a)       Representations and Warranties.

(i)       The representations and warranties with respect to the Group Companies contained in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Authorization), Section 3.4 (Consents and Approvals; No Violations) Section 3.18 (Affiliate Transactions) and Section 3.20 (Broker’s Fees) shall be true and correct in all but de minimis respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all but de minimis respects as of such earlier date);

(ii)       the other representations and warranties with respect to the Group Companies contained in Article III shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Partnership Material Adverse Effect (ignoring for the purposes of this Section 8.3(a)(ii) any qualifications by “material adverse effect” or “materiality” contained in such representations or warranties); and

(iii)       the representations and warranties of the Sellers contained in Article IV shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date);

(b)       Performance of Obligations. Each of General Partner, Partnership and the Sellers shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof and shall not have breached in any material respect any of its covenants or agreements;

(c)       [Reserved].

(d)       IFC Consent. The International Finance Corporation shall have given a written consent, in form and substance reasonably satisfactory to Buyer, consenting to the transactions contemplated hereunder and the full prepayment after the Closing with respect to each IFC Loan (such IFC Loans, collectively, the “IFC Loans”, a list of all IFC Loans is set forth in Exhibit A), such prepayment to be without cost, fees or penalty on the part of any Group Company other than as set forth in the IFC Loans as of the date hereof, and such consent (the “IFC Consent”) shall remain in full force and effect;

(e)       No Partnership Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Partnership Material Adverse Effect; and

72

(f)       Partnership Closing Certificate. An authorized officer of General Partner shall have executed and delivered to Buyer a certificate (the “Partnership Closing Certificate”) to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b)and Section 8.3(e) have been satisfied.

Section 8.4        Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article IX
TERMINATION

Section 9.1        Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)       in writing, by mutual consent of Buyer and General Partner;

(b)       by Buyer if there has been a breach of any representation, warranty, covenant or other agreement made by any of General Partner, Partnership and the Sellers in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in any condition set forth in Section 8.1 or Section 8.3 not being satisfied as of the Outside Date (a “Terminating Partnership Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from the Buyer Parties of such Terminating Partnership Breach is received by General Partner (such notice to describe such Terminating Partnership Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that no Buyer Party is then in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 8.1 or Section 8.2 being satisfied as of the Closing Date; provided, further, that the thirty (30) day cure period for Partnership to cure a Terminating Partnership Breach set forth in subclause (ii) above shall not apply if such Terminating Partnership Breach is a result of a breach of Section 2.2, provided, further, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if a Terminating Buyer Breach has occurred and is then continuing;

(c)       by General Partner if there has been a breach of any representation, warranty, covenant or other agreement made by any Buyer Party in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in any condition set forth in Section 8.1 or Section 8.2 not being satisfied as of the Outside Date (a “Terminating Buyer Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from General Partner of such Terminating Buyer Breach is received by Buyer (such notice to describe such Terminating Buyer Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that each of General Partner, Partnership and the Sellers is not then in material breach of any of its respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 8.1 or Section 8.3 being satisfied as of the Closing Date; provided, further, that the thirty (30) day cure period for the Buyer Parties to cure a Terminating Buyer Breach set forth in subclause (ii) above shall not apply if such Terminating Buyer Breach is a result of a breach of Section 2.2, provided, further, that General Partner shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if a Terminating Partnership Breach has occurred and is then continuing;

73

(d)       by Buyer, Sponsor or the Fosun Seller if the Closing has not occurred on or prior to the Outside Date; provided, that, the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to (i) Buyer, if the material breach of any representations, warranties, covenants or other obligations of the Buyer Parties under this Agreement is the primary cause or resulted in the failure of the Closing to occur on or before the Outside Date, (ii) Sponsor or the Fosun Seller, if the material breach of any representations, warranties, covenants or other obligations of General Partner, Partnership and the Sellers under this Agreement is the primary cause or resulted in the failure of the Closing to occur on or before the Outside Date. For purposes hereof, “Outside Date” means (x) the date falling nine (9) months after the date hereof, or (y) such later date as may be mutually agreed in writing after the date hereof among NFC, Sponsor and the Fosun Seller; or

(e)       by General Partner if there has been a Change in Recommendation.

Section 9.2        Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by Buyer, on the one hand, or General Partner, Sponsor or the Fosun Seller (as applicable), on the other hand, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any of the Parties, except that this Section 9.2, Section 7.7 (Public Announcements), Section 9.3 (Sole and Exclusive Remedy) and Article X (Miscellaneous) shall survive any termination of this Agreement. Nothing in this Section 9.2 shall impair the right of any Party to compel specific performance by the other Party or Parties, as the case may be, of such Party’s obligations under this Agreement prior to a valid termination of this Agreement.

Section 9.3        Sole and Exclusive Remedy. Notwithstanding any provision in this Agreement to the contrary, (a) the right to terminate this Agreement pursuant to Section 9.1, and prior to the termination of this Agreement, the right to seek specific performance of this Agreement pursuant to the terms of Section 10.10(a) shall be the sole and exclusive remedy of General Partner, Partnership and the Sellers against the Buyer Parties and their respective former, current or future Representatives, stockholders or Affiliates, and none of any Buyer Party or any of its former, current or future Representatives, stockholders or Affiliates shall have any further liability or obligation relating to, arising out of or with respect to this Agreement, any Ancillary Agreement or any transaction contemplated hereunder or thereunder, and (b) the right to terminate this Agreement pursuant to Section 9.1, and prior to the termination of this Agreement, the right to seek specific performance of this Agreement pursuant to the terms of Section 10.10(a) shall be the sole and exclusive remedy of the Buyer Parties against General Partner, Partnership, the Sellers and any of their respective former, current or future Representatives, stockholders or Affiliates, and none of General Partner, Partnership, the Sellers or any of their respective former, current or future Representatives, stockholders or Affiliates shall have any further liability or obligation relating to, arising out of or with respect to this Agreement, any Ancillary Agreement or any transaction contemplated hereunder or thereunder.

74

Article X
MISCELLANEOUS

Section 10.1       Effectiveness. This Agreement shall become effective (a) upon the execution and delivery hereof by all Parties, or (b) if not all Sellers are executing this Agreement at the same time, upon the execution and delivery hereof by each of the Buyer Parties, General Partner, Partnership and the Sponsor, and shall be binding on the foregoing Parties, and shall be binding with respect to any other Seller upon the execution and delivery by such Seller of its counterpart signature page to this Agreement to the other Parties.

Section 10.2       Fees and Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay their own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of their financial advisors, accountants and counsel; provided that if the Closing occurs, the Buyer Parties shall pay or cause to be paid the Closing Partnership Expenses, the Buyer Transaction Expenses, the director fees and transaction bonuses specified in Section 1.2(f)(i) and Section 1.2(f)(ii) of the Partnership Disclosure Schedule, the fees and expenses covered under the Transaction Expenses Reimbursement Amount to the extent Buyer is directed by Sponsor to pay or cause to be paid such amount to any Group Company pursuant to Section 2.6(b) and the Fosun Expense Reimbursement Amount, in each case in accordance with Section 2.6.

Section 10.3       Notices. All notices, requests, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when actually delivered in person or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), in each case, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Buyer Parties, to:

c/o New Frontier Corporation
23rd Floor, 299 QRC
287-299 Queen’s Road Central
Hong Kong

Attention:	Carl Wu
E-mail:	carl@new-frontier.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue

New York, New York 10017

Attention:	Patrick J. Naughton
E-mail:	PNaughton@stblaw.com

75

Simpson Thacher & Bartlett LLP
3901 China World Tower

1 Jianguomenwai Avenue

Beijing 100004, China

Attention:	Yang Wang
E-mail:	Yang.Wang@stblaw.com

with a second required copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166-4193

United States

Attention:	Joel L. Rubinstein
Email:	JRubinstein@winston.com

If to General Partner or Partnership, to:

c/o Fosun Industrial Co., Limited

Building A, No.1289 Yishan Road,

Shanghai 200233, P.R.China

Attention:	Yuqing Chen
E-mail:	chenyuqing@fosunpharma.com

c/o TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX   76102

Attention:  Office of General Counsel

Facsimile:  +1 (817) 871-4001

Email:officeofgeneralcounsel@tpg.com

with a copy (which shall not constitute notice) to (i):

Paul Hastings LLP

43/F, Jing An Kerry Center Tower II, 1539 Nanjing West Road,
Shanghai 200040, PRC

Attention:	Jia Yan
E-mail:	jiayan@paulhastings.com

and (ii):

Cleary Gottlieb Steen & Hamilton LLP

45th Floor, Fortune Financial Center

5 Dong San Huan Zhong Lu

Chaoyang District, Beijing

Attention: Denise Shiu

Telephone No.: (86) 10 5920 1080

Facsimile No: (86) 10 5879 3902

Email address: DShiu@cgsh.com

76

and (iii):

Hughes Hubbard & Reed LLP
One Battery Park Plaza

New York, New York 10004
Attention: Gary J. Simon

Telephone No.: (212) 837-6770

Facsimile No: (212) 422-4726
E-mail: gary.simon@hugheshubbard.com

If to a Seller, to the address set forth opposite the name of such Seller in Schedule 1 hereto or, if not set forth therein, to the address set forth on the signature page of such Seller.

Section 10.4      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.5      Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties; provided, that any Buyer Party shall be permitted, without the consent of any other Party, to make a collateral assignment or grant any other form of security interest over any of its rights or obligations hereunder to any lender (or agent thereof) providing the Debt Financing (or any Alternative Financing) or its Affiliates for collateral security purpose or to make an assignment of any or all of its rights and interests hereunder to one or more of its Affiliates; provided, further, that, notwithstanding any such assignment, the Buyer Parties shall remain liable and responsible for all of their respective obligations pursuant to this Agreement.

Section 10.6      No Third Party Beneficiaries. Except as otherwise provided in this Section 10.6 and Section 10.13, this Agreement is exclusively for the benefit of General Partner, Partnership and the Sellers, and their respective successors and permitted assigns, with respect to the obligations of the Buyer Parties under this Agreement, and for the benefit of the Buyer Parties, and their respective successors and permitted assigns, with respect to the obligations of General Partner, Partnership and the Sellers under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right, in each case whether by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) or otherwise. Notwithstanding anything to the contrary contained herein, each of the Parties acknowledges to each of the Financing Sources, as a third party beneficiary, their direct rights against it under the Financing Source Sections, which are intended for the benefit of, and shall be enforceable by, each Financing Source, its heirs and its legal representatives.

77

Section 10.7      Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

Section 10.8      Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) or matters (including matters of validity, construction, effect, performance and remedies) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed exclusively in accordance with the Laws of the Hong Kong Special Administrative Region (without giving effect to any choice of law principles thereof that would cause the application of the Laws of another jurisdiction).

Section 10.9      Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the Parties’ rights and obligations hereunder shall be referred to and finally resolved by arbitration (the “Arbitration”) in accordance with the Rules of Arbitration of the ICC (the “ICC Rules”). The tribunal shall be comprised of three (3) arbitrators appointed in accordance with the ICC Rules. In the event of failure to appoint the third arbitrator within fifteen (15) days of the submission to arbitration, the International Chamber of Commerce of Paris (the “ICC”) shall be the appointing authority. The seat of the Arbitration shall be Hong Kong. The language of the Arbitration shall be English. Any award shall be final and binding upon the parties concerned. Judgment on the award may be entered and enforced by any court of competent jurisdiction. Each Party may at any time request from any competent judicial authority any interim or conservatory measure. The Parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless (a) disclosure is, based on the advice of legal counsel (either in-house counsel or outside legal counsel) to the party requesting disclosure, required by Law or stock exchange rules applicable to such Party, or (b) the Parties otherwise agree in writing.

Section 10.10     Remedies.

(a)       The Parties acknowledge and agree that the rights of each Party to consummate the transactions contemplated under this Agreement are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right to enforce its rights and the other Party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching Party to cause the other Party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each Party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement giving rise to such action.

78

(b)       Notwithstanding anything in Section 10.10(a) to the contrary, the Parties further acknowledge and agree that General Partner shall be entitled to specific performance to cause the Buyer Parties to enforce the terms of the Subscription Agreements, the Forward Purchase Agreements, any other Permitted Equity Financing Agreements and/or the Debt Commitment Letters in accordance with this Agreement, if and only if (i) all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, which conditions shall remain capable of being satisfied at the Closing), (ii) the Buyer Parties fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (iii) all of the conditions to the consummation of the transactions contemplated under the Subscription Agreements, the Forward Purchase Agreements, any other Permitted Equity Financing Agreements and/or the Debt Commitment Letters, as applicable, have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, which conditions shall remain capable of being satisfied at the Closing), and (iv) General Partner, Partnership and each Seller shall have irrevocably confirmed to the Buyer Parties in writing that if the financings contemplated under the Subscription Agreements, the Forward Purchase Agreements, any other Permitted Equity Financing Agreements and/or the Debt Commitment Letters are funded, then the Closing pursuant to Section 2.2 will occur.

(c)       To the extent any Party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) or any Ancillary Agreement when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding, provided, however, that in no event shall the Outside Date be extended beyond July 3, 2020.

Section 10.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 10.12    Amendments. This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the Parties, and any amendment, modification or supplement so effected shall be binding on all of the Parties. Notwithstanding anything to the contrary contained herein, none of the Financing Source Sections may be modified, waived or terminated in any manner adverse to the Financing Sources in any material respect without the prior written consent of the lead arrangers of the Debt Financing (or any Alternative Financing).

79

Section 10.13    No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any of the transactions contemplated hereby, or the negotiation, execution, or performance of this Agreement including any representation or warranty made in, in connection with, or as an inducement to, this Agreement (each such above-described legal, equitable or other theories of liability, a “Recourse Theory”), may be made only against (and such representations and warranties are those solely of), and are expressly limited to, the Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing or any Financing Source (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to any Recourse Theory under this Agreement, and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 10.14    Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to or in connection with this Agreement shall survive the Closing, except for those covenants and agreements contained herein or therein which by their terms expressly apply in whole or in part after the Closing and then only to such extent. Notwithstanding anything herein to the contrary, nothing in this Agreement shall have the effect of limiting, restricting or excluding any liability arising as a result of any fraud.

Section 10.15    Trust Account Waiver. Each of General Partner, Partnership and the Sellers hereby acknowledges that NFC has established the Trust Account containing the proceeds of the NFC IPO and from certain private placements occurring simultaneously with the NFC IPO (including interest accrued from time to time thereon) for the benefit of the holders of NFC Public Shares and certain other parties (including the underwriters of the NFC IPO). For and in consideration of the Buyer Parties entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of General Partner, Partnership and the Sellers hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and waives any claim it has or may have as a result of, or arising out of, the transactions contemplated by this Agreement and the Ancillary Agreement and any discussions, contracts or agreements with the Buyer Parties, and will not seek recourse against the Trust Account for any reason whatsoever; provided, that (a) nothing herein shall serve to limit or prohibit General Partner’s, Partnership’s, or the Sellers’ right to pursue a claim against any Buyer Party pursuant to this Agreement or any Ancillary Agreement for legal relief against monies or other assets of any Buyer Party or NFC held outside the Trust Account, for specific performance or other equitable relief in connection with the transactions contemplated hereby (including a claim for Buyer to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash in the Trust Account after giving effect to the NFC Shareholder Redemption) and (b) nothing herein shall serve to limit or prohibit any claims that General Partner, Partnership or the Sellers may have in the future pursuant to this Agreement or any Ancillary Agreement against any Buyer Party’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than pursuant to the NFC Shareholder Redemption and any assets that have been purchased or acquired with any such funds).

80

Section 10.16    Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the Parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or Law.

***REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK***

81

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a deed as of the date first above written.

NEW FRONTIER CORPORATION

By:	/s/ Carl Wu
Name: Carl Wu
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a deed as of the date first above written.

NF UNICORN ACQUISITION L.P.

By:	/s/ Carl Wu
Name: Carl Wu
Title: Director

[Project Unicorn – Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a deed as of the date first above written.

HEALTHY HARMONY HOLDINGS, L.P.

By:	/s/ Roberta Lipson
Name: Roberta Lipson
Title: CEO and Director

[Project Unicorn – Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a deed as of the date first above written.

HEALTHY HARMONY GP, INC.

By:	/s/ Roberta Lipson
Name: Roberta Lipson
Title: CEO and Director

[Project Unicorn – Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a deed as of the date first above written.

TPG HEALTHY, L.P.

By: TPG Asia Advisors VI, Inc., its general partner

By:	/s/ David Reintjes
Name: David Reintjes
Title: Vice President

[Project Unicorn – Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a deed as of the date first above written.

FOSUN INDUSTRIAL CO., LIMITED

By:	/s/ Qiyu Chen
Name: Qiyu Chen
Title: Director

[Project Unicorn – Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a deed as of the date first above written.

PLENTEOUS FLAIR LIMITED

By:	/s/ Yong Leong Chu
Name: Yong Leong Chu
Title: Director

[Project Unicorn – Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a deed as of the date first above written.

ROBERTA LIPSON

By:	/s/ Roberta Lipson
Name: Roberta Lipson

[Project Unicorn – Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a deed as of the date first above written.

THE BENJAMIN LIPSON PLAFKER TRUST acting by Roberta Lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson

[Project Unicorn – Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a deed as of the date first above written.

THE DANIEL LIPSON PLAFKER TRUST acting by Roberta Lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson

[Project Unicorn – Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a deed as of the date first above written.

THE JOHNATHAN LIPSON PLAFKER TRUST acting by Roberta Lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson

[Project Unicorn – Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a deed as of the date first above written.

THE ARIEL BENJAMIN LEE TRUST acting by Roberta Lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson